PURCHASE AND SALE AGREEMENT


                                 BY AND BETWEEN


                      PENNACO ENERGY, INC. (AS "SELLER"),


                     CEP - M PURCHASE, LLC (AS "PURCHASER")

                                      AND

                      CURRENT ENERGY PARTNERS CORPORATION
                                (AS "GUARANTOR")





                         EFFECTIVE DATE OF JULY 1, 2010













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ARTICLE  1 PROPERTY DESCRIPTION                                    1
1.1.     PURCHASE AND SALE                                         1
1.2.     THE PROPERTY                                              1
1.3.     EXCLUSIONS FROM THE PROPERTY                              3
1.4.     OWNERSHIP OF PRODUCTION FROM THE PROPERTY                 5

ARTICLE 2                                                          5
2.1.     PURCHASE PRICE                                            5
2.2.     ADJUSTMENTS AT CLOSING                                    6
2.3.     ADJUSTMENTS AFTER CLOSING                                 7
2.4.     PAYMENT METHOD                                            8
2.5.     PRINCIPLES OF ACCOUNTING                                  8
2.6.     REPORTING VALUE OF THE PROPERTY                           8
2.7.     SECTION 1031 EXCHANGE                                     8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES                           9
3.1.     RECIPROCAL REPRESENTATIONS AND WARRANTIES                 9
3.2.     ASSIGNOR'S REPRESENTATIONS AND WARRANTIES                 9
3.3.     ASSIGNEE'S REPRESENTATIONS AND WARRANTIES                10
3.4.     LIMITATION AS TO ENVIRONMENTAL MATTERS                   11
3.5      NOTICE OF CHANGES                                        12
3.6      REPRESENTATIONS AND WARRANTIES EXCLUSIVE                 12

ARTICLE 4 DISCLAIMER OF WARRANTIES                                12
4.1      TITLE; ENCUMBRANCES                                      12
4.2.     CONDITION AND FITNESS OF THE PROPERTY                    12
4.3.     INFORMATION ABOUT THE PROPERTY                           13
4.4.     INFORMATION IN EXHIBITS                                  13
4.5.     APPOINTMENT AS OPERATOR                                  13
4.6.     SUBROGATION OF WARRANTIES                                13
4.7      DISCLAIMERS DEEMED CONSPICUOUS                           14

ARTICLE 5 DUE DILIGENCE REVIEW AND OTHER PRE-CLOSING ACTIVITIES   14
5.1.     RECORDS REVIEW                                           14
5.2.     PHYSICAL INSPECTION                                      14
5.3      ENVIRONMENTAL ASSESSMENT                                 14
5.4.     BONDING                                                  15
5.5      PREFERENTIAL RIGHTS AND CONSENTS TO ASSIGN               15
5.6.     TITLE DEFECTS                                            16



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5.7      CASUALTY LOSSES AND GOVERNMENT TAKINGS                   19
5.8.     TERMINATION DUE TO IMPAIRMENTS TO THE PROPERTY           20
5.9.     HART-SCOTT-RODINO                                        20
5.10     TRAILBLAZER CAPACITY                                     20
5.10     TRAILBLAZER CAPACITY                                     21

ARTICLE 6 CLOSING AND POST-CLEANING OBLIGATIONS                   21
6.1      CLOSING DATE                                             21
6.2.     CONDITIONS TO CLOSING                                    21
6.3.     CLOSING                                                  22
6.4.     POST-CLOSING OBLIGATIONS                                 24

ARTICLE7 ASSUMED AND RETAINED RIGHTS AND OBLIGATIONS              26
7.1      PURCHASER'S RIGHTS AFTER CLOSING                         26
7.2      PURCHASER'S OBLIGATIONS AFTER CLOSING                    26
7.3      SELLER'S OBLIGATIONS AFTER CLOSING                       28
7.4.     PLUGGING AND ABANDONMENT OBLIGATIONS                     29
7.5.     ENVIRONMENTAL OBLIGATIONS                                30

ARTICLE 8 INDEMNITIES                                             31
8.1.     DEFINITION OF CLAIMS                                     31
8.2.     APPLICATION OF INDEMNITIES                               31
8.3.     PURCHASER'S INDEMNITY                                    32
8.4      SELLER'S INDEMNITY                                       32
8.5.     NOTICES AND DEFENSE OF INDEMNIFIED CLAIMS                33
8.7.     NORM                                                     33
8.8.     PENDING LITIGATION AND CLAIMS                            33
8.9.     WAIVER OF CONSEQUENTIAL AND PUNITIVE DAMAGES             33

ARTICLE 9 TAXES AND EXPENSES                                      34
9.1.     RECORDING EXPENSES                                       34
9.2.     AD VALOREM, REAL PROPERTY AND PERSONAL PROPERTY TAXES    34
9.3.     SEVERANCE TAXES                                          34
9.4.     TAX AND FINANCIAL REPORTING                              34
9.5.     SALES AND USE TAXES                                      35
9.6.     INCOME TAXES                                             35
9.7.     INCIDENTAL EXPENSES                                      35
9.8.     IBGP TAX PARTNERSHIP                                     35

ARTICLE 10 MISCELLANEOUS                                          35
10.1.    PRODUCTION IMBALANCES                                    35
10.2     ALTERNATIVE DISPUTE RESOLUTION                           35
10.3.    SURVIVAL OF REPRESENTATIONS, WARRANTIES                  38
10.4.    CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS                 38
10.5     SUSPENSE ACCOUNTS                                        38
10.6.    SELLER'S MARKS AND LOGOS; POST-CLOSING INSPECTIONS       39
10.7.    NOTICES                                                  39

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10.8.    EFFECTIVE DATE                                           40
10.9.    ASSIGNMENT                                               40
10.10.   ENTIRE AGREEMENT AND AMENDMENT                           40
10.11.   SUCCESSORS AND ASSIGNS                                   40
10.12.   THIRD PARTY BENEFICIARIES                                40
10.13.   SEVERABILITY                                             40
10.14.   COUNTERPARTS                                             40
10.15.   GOVERNING LAW                                            40
10.16.   EXHIBITS                                                 41
10.17.   WAIVER                                                   41
10.18.   INTERPRETATION                                           41
10.19.   DEFAULT AND REMEDIES                                     42
10.20    U.S. PROHIBITED PARTIES LIST                             42

ARTICLE 11 EMPLOYEE MATTERS                                       43
11.1     EMPLOYEES                                                43
11.2     EMPLOYMENT OFFERS                                        43
11.3     TRANSFER TIME                                            43
11.4     WARN ACT                                                 44

EXHIBITS                                                          45













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                          PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the "AGREEMENT"), dated effective as of July 1, 2010 (the "EFFECTIVE DATE") by and among Pennaco Energy, Inc., a Delaware corporation, ("SELLER"), CEP - M Purchase, LLC, a Delaware limited liability company ("PURCHASER" and, together with Seller, the "PARTIES") and Current Energy Partners Corporation (as "GUARANTOR")


                                   RECITALS:
                                   --------

WHEREAS, Seller owns an interest in certain producing and non-producing oil and gas properties in the Fairway area in Campbell, Johnson and Sheridan Counties, Wyoming, together with related facilities and contractual rights, and

WHEREAS, Seller desires to sell and Purchaser desires to purchase all of Seller's right, title and interest in and to the Property (as defined herein), in accordance with and subject to the terms and conditions set forth in this Agreement,

IN CONSIDERATION of the above recitals, the benefits to be derived by each party under this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:


                         ARTICLE 1 PROPERTY DESCRIPTION
                                   --------------------

1.1. PURCHASE AND SALE. Subject to the limitations, conditions, reservations agreements and exceptions set forth in this Agreement, Seller shall sell, convey, and assign to Purchaser and Purchaser shall purchase, acquire, and accept from Seller one hundred percent (100%) of Seller's right, title and interest in, to and under the Property.

1.2 THE PROPERTY. As used herein, the "PROPERTY" shall include one hundred percent (100%) of Seller's right, title and interest in, to, under or derived from the following described property rights and interests, SAVE and EXCEPT the Excluded Assets:

1.2.1.     The  oil,  gas  and  mineral  leases  described  in  Exhibit A-1 (the
                                                                -----------
"LEASES"), INSOFAR AND ONLY INSOFAR as those leases cover and include the lands described in Exhibit A-1 and specifically limited to the interval from the surface to a depth defined as the base of the Tertiary Paleocene Ft. Union formation;

1.2.2. All rights, obligations and interests in any unit or pooled area in which the Leases are included, to the extent that these rights, obligations and interests arise from and are associated with the Leases or Wells, including without limitation, all rights and obligations derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority, as described in Exhibit A-2, (the
                                                               -----------
"UNITS", and collectively with the Leases and Royalty Interest, the "OIL AND GAS PROPERTIES");


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     1.2.3.  Ail  oil, gas and condensate wells, monitoring wells, water source, water injection and other injection or disposal wells and systems located (a) on the Leases or lands unitized or pooled with the Leases, or (b) on other lands included in the Property held for use in connection with the Oil and Gas Properties, pursuant to a surface contract or lease, in all cases whether producing, not producing, shut-in or abandoned SAVE AND EXCEPT the Pennaco P&A Wells and the Pennaco Monitoring Wells (the "WELLS"); the term "Wells" includes, but is not limited to, the wells listed in Exhibit A-3;
                                                    ------------

1.2.4 All natural gas, other hydrocarbons, and other minerals or materials of every kind and description (collectively, the "HYDROCARBONS"), that are produced from or attributable to the Oil and Gas Properties and/or the Wells after the Effective Date;

1.2.5. All equipment and ail facilities, including, but not limited to, flow lines, pipelines, gathering systems (from the wellhead to the outlet of the central delivery point), water disposal drip systems, well pads, improvements, outfalls, SCADA equipment and transmitters, fixtures, and other personal property either (a) located (i) on the Leases or lands unitized or pooled with the Leases, or (ii) on other lands included in the Property held for use in connection with the Oil and Gas Properties, pursuant to a surface contract or lease, or (b) used solely and directly in developing or operating the Leases and Wells, or producing, storing or transporting Hydrocarbons or produced water on and from the Leases (collectively, the "PERSONAL PROPERTY");

1.2.6 To the extent assignable or transferable, all reservoirs, pits, outfalls and similar facilities used solely and directly in developing or operating the Leases and Wells Including facilities used in producing, storing or transporting produced water on and from the Leases (collectively, the "WATER MANAGEMENT FACILITIES"); the term "Water Management Facilities" includes, but is not limited to, the reservoirs, pits and outfalls listed in Exhibit A-4;
                                                                 ------------

1.2.7. To the extent assignable or transferable, all easements, rights-of-way, licenses, permits, servitudes, surface leases, surface use agreements, water management agreements and similar rights and interests to the extent used directly in operating the Leases, Wells, Water Management
Facilities, the lands unitized or pooled with the Leases, or the Personal Property, including, but not limited to, those described in Exhibit A-5 (the
                                                                -----------
"PERMITS  AND  EASEMENTS");

1.2.8. Any royalty, overriding royalty, net profits, production payment or other interests in the Leases (the "ROYALTY INTERESTS"), INSOFAR AND ONLY INSOFAR AS the Leases cover and include the lands, depths and rights described in Exhibit A-6. including all rights and obligations pertaining to the Royalty
    ------------
Interests  under  any  of  the  Related  Contracts;

1.2.9. To the extent assignable or transferable, all agreements, contracts and contractual rights, obligations and interests INSOFAR AND ONLY INSOFAR as they cover and are attributable to the Oil and Gas Properties, Wells, Hydrocarbons, Personal Property, Water Management Facilities, and Permits and Easements, including without limitation, unit agreements, farmout agreements, farmin agreements, operating agreements, water management or disposal agreements, sub-drip irrigation agreements and hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements including, but not limited to, those described in Exhibit A-7 (the "RELATED CONTRACTS"); and
-------


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     1.2.10.  All other tangibles, miscellaneous interests or other assets on or used solely in connection with the Oil and Gas Properties, Wells, Hydrocarbons, Personal Property, Water Management Facilities and Permits and Easements, and Related Contracts, including, but not limited to, copies of Records; the term "RECORDS" includes lease files, land files, well files, production records, division order files, abstracts, title opinions, and contract flies, INSOFAR AND ONLY INSOFAR as they are directly related to the Property; however, SELLER shall have no obligation to furnish PURCHASER any data or information that is subject to third party disclosure restrictions.

1.2.11 Mineral interests in and to the lands described on Exhibit A-8 (the "MINERAL INTERESTS").


1.3 EXCLUSIONS FROM THE PROPERTY Notwithstanding any provision of this Agreement to the contrary, the Property to be conveyed and assigned under this Agreement does not include the following: (the "EXCLUDED ASSETS")

1.3.1. Unless the parties otherwise agree in writing and enter into a separate data license agreement, (i) seismic, geological, geochemical, or geophysical data (including cores and other physical samples or materials from wells or tests) belonging to SELLER or licensed from third parties, and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to SELLER or licensed from third parties;

1.3.2. SELLER'S intellectual property used in developing or operating the Property, including without limitation, proprietary computer software, computer software licensed from third parties, patents, pending patent applications, trade secrets, copyrights, names, marks and logos;

13.3. SELLER'S right, title and interest in the Permits and Easements, to the extent they are attributable and allocable to rights and interests retained by SELLER (if any);

1.3.4. SELLER'S corporate, financial and tax records, and legal files, except that SELLER will provide PURCHASER with copies of any tax records that are necessary for PURCHASER'S ownership, administration or operation of the Property;

1.3.5. Notwithstanding any other provision of this Agreement to the contrary, any records or information that Seller considers proprietary or confidential (including without limitation, employee information, internal valuation data, business plans, reserve reports, transaction proposals and related information and correspondence, business studies, bids and documents protected by any privilege), or which SELLER cannot legally provide to PURCHASER because of third party restrictions;

1.3.6. Trade credits and rebates from contractors and vendors, and adjustments or refunds attributable to SELLER'S interest in the Property that relate to any period before the Effective Date, including without limitation, transportation tax credits and refunds, tariff refunds, take-or-pay claims, insurance premium adjustments, and audit adjustments under the Related Contracts;

1.3.7.     Claims of SELLER for refund of or loss carry forwards with respect to
(i) production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Date, (ii) income, franchise and any other taxes, and
(iii)  any  taxes  attributable  to the excluded items described in this Section
1.3;

1.3.8. Deposits, cash, checks in process of collection, cash equivalents, accounts and notes receivable and other funds attributable to any periods before the Effective Date, and security or other deposits made with third parties prior to the Effective Date;

1.3.9. All Claims arising from acts, omissions or events, or damage to or destruction of the Property before the Effective Date, and ail rights, titles, claims and interests of SELLER (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or letter of credit, or (iii) to any insurance or condemnation proceeds or awards;

1.3.10. All rights, benefits, awards, judgments, and settlements, if any, applicable to the pending and potential litigation relating to periods prior to the Effective Date, and Claims listed on Exhibit C to the extent Seller retains
                                          ---------
responsibility  under  this  Agreement  as  described  on  Exhibit  C;

1.3.11. All rights to recover any working interest or royalty interest overpayments for production prior to the Effective Date;

1.3.12 Contracts for support services, building leases and equipment leases related to the Property (except for those contracts specifically listed as part of the Related Contracts in Exhibit A);

1.3.13. Related Contracts insofar as they pertain to oil and gas interests of SELLER other than the Property being assigned and conveyed to PURCHASER under this Agreement;

1.3.14. Any production sales contracts between SELLER and SELLER'S affiliates or subsidiaries, and all swap, futures, or derivative contracts backed by or related to the Hydrocarbons;

1.3.15. All personal computers, servers and related equipment located in the Gillette office or the Sheridan offices;


1.3.16     All vehicles, wherever located;

1.3.17 All third party equipment and property located on or used in connection with the Leases, Wells or Units, including without limitation contractor equipment;


1.3.18. Any and all rights of SELLER in and to depths below the base of the Tertiary Paleocene Ft. Union formation (the "DEEP RIGHTS"), including (on a non-exclusive basis) all rights of use and access through and over the Property for the purpose of exploring, drilling, producing, storing and marketing oil and gas associated with the Deep Rights;

1.3.19.     All  wells listed on Exhibit G and subject to Seller's 2010 plugging
                                 ---------
and abandonment program (the "PENNACO P&A WELLS") together with any and all surface access and other rights reasonable or necessary to plug and abandon the Pennaco P&A wells;

     1.3.20. The Gillette office lease, the Sheridan office lease, and all personal property located at either the Gillette office or the Sheridan office;

1.3.21. All inventory, wherever located, that is not directly associated with the ownership or operation of the Property;

1.3.22.     All monitoring wells listed on ExhibitI (the "PENNACO MONITORING
                                           --------
WELLS") together with any and all surface access and other rights reasonable or necessary to plug and abandon the Pennaco Monitoring Wells; and

1.3.23 All rights, title, claim, benefit and interest in and to the funds held in escrow in account number 807707575 at First Interstate Bank.

1.4    OWNERSHIP OF PRODUCTION FROM THE PROPERTY

1.4.1. PRODUCTION BEFORE THE EFFECTIVE DATE. SELLER will own all Hydrocarbons produced from or attributable to the Property before the Effective Date.

1.4.2. PRODUCTION AFTER THE EFFECTIVE DATE. PURCHASER will own all Hydrocarbons produced from or attributable to the Property on and after the Effective Date. If the Effective Date precedes the Closing Date, SELLER will sell on PURCHASER'S behalf all Hydrocarbons produced from or attributable to the Property between the Effective Date and the Closing Date, and SELLER will credit PURCHASER for the proceeds of these sales as an adjustment to the Purchase Price at Closing, as provided in Section 2.2. Subject to any continuing sale obligations under the Related Contracts, PURCHASER may sell Hydrocarbons produced from or attributable to the Property on and after the Closing Date as it deems appropriate.

                            ARTICLE 2 CONSIDERATION
                                      -------------

2.1     PURCHASE PRICE

2.1.1. AMOUNT DUE AT CLOSING. PURCHASER will pay SELLER Ten Million and NO/100 DOLLARS (U. S. $10,000,000.00) for the Property (the "PURCHASE PRICE"), adjusted by the Closing adjustments specified in Section 2.2. The Purchase Price will be subject to the further post-Closing adjustments specified in Section
2.3. For purposes of this Agreement and for federal income tax purposes, the Purchase Price will be allocated among the various portions of the Property and among depreciable assets and non-depreciable assets as provided in Exhibit B.

2.1.2. PERFORMANCE DEPOSIT. Upon execution of this Agreement, PURCHASER shall pay to SELLER seven and one-half percent (7.5%) of the Purchase Price as a performance deposit ("PERFORMANCE DEPOSIT") on the Property to be transferred to SELLER to assure PURCHASER'S performance under this Agreement. The Performance Deposit is solely to assure the performance of PURCHASER pursuant to the terms and conditions of this Agreement. If PURCHASER refuses or is unable for any reason (including failure to obtain financing) to close the transaction in accordance with the terms of this Agreement, SELLER may, at its sole option, retain the Performance Deposit as agreed liquidated damages and not as a penalty. However, if this Agreement is terminated pursuant to the provisions of Sections 5.8 (Termination Due to Impairments to the Property) or 10.19.2 (PURCHASER'S Remedies) of this Agreement, the Performance Deposit shall be returned without interest as provided in this Agreement. If Closing occurs, SELLER at its sole option may either (i) return the Performance Deposit to PURCHASER, without interest, at Closing, in which case PURCHASER must pay SELLER the full amount of the Purchase Price at Closing, adjusted as provided in
Section 2.2, or (ii) retain and credit the Performance Deposit, without interest, against the Purchase Price at Closing, in which case PURCHASER must pay SELLER an amount equal to the Purchase Price, adjusted as provided in
Section  2.2.,  less  the  Performance  Deposit.

2.2.    ADJUSTMENTS AT CLOSING.

2.2.1. PRELIMINARY SETTLEMENT STATEMENT. At Closing, the Purchase Price will be adjusted as set forth in Sections 2.2.2 and 2.2.3. No later than five (5) business days prior to Closing, SELLER will provide PURCHASER a preliminary settlement statement identifying adjustments to the Purchase Price to be made at Closing (the "PRELIMINARY SETTLEMENT STATEMENT"). SELLER and PURCHASER acknowledge that some items in the Preliminary Settlement Statement may be estimates or otherwise subject to change in the Final Settlement Statement for the Property, to be prepared pursuant to Section 2.3.

2.2.2. UPWARD ADJUSTMENTS. The Purchase Price will be increased by the following expenses and revenues:


(a) SELLER'S share of all actual production and operating costs and expenses, overhead charges under applicable operating agreements, capital expenditures paid or incurred by SELLER in connection with ownership or operation of the Property (including without limitation royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to the Property, for the period on and after the Effective Date; provided that, with respect to those portions of the Property for which SELLER is a one hundred percent (100%) working interest owner or for which there is not an applicable operating agreement, overhead charges shall be deemed to be Eight Hundred and NO/DOLLARS (U. S. $800.00) per well per month;

(b) SELLER'S share of any proceeds from the sale of Hydrocarbons produced from or attributable to the Property and other income from the Property received by PURCHASER, to the extent they are attributable to the ownership or operation of the Property before the Effective Date;

(c) Expenses paid or incurred by Seller after the Effective Date and before the Closing Date in connection with the Water Well Claims; and

(d) Any other increases in the Purchase Price specified in this Agreement or otherwise agreed in writing between SELLER and PURCHASER prior to or at Closing.

2.2.3. DOWNWARD ADJUSTMENTS. The Purchase Price will be decreased by the following expenses and revenues:

(a) SELLER'S share of all actual production and operating costs and expenses, overhead charges under applicable operating agreements, capital expenditures paid or incurred by PURCHASER in connection with ownership or operation of the Property (including without limitation royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to the Property for the period before the Effective Date; provided that, with respect to those portions of the Property for which SELLER is a one hundred percent (100%) working interest owner or for which there is not an applicable operating agreement, overhead charges shall be deemed to be Eight Hundred and NO/DOLLARS (U. S. $800.00) per well per month;

     (b) SELLER'S share of any proceeds from the sale of Hydrocarbons produced from or attributable to the Property and other income attributable to the Property and received by SELLER, to the extent they are attributable to the ownership and operation of the Property on or after the Effective Date; and

     (c) Any other decreases in the Purchase Price specified in this Agreement or otherwise agreed in writing between SELLER and PURCHASER.

2.3    ADJUSTMENTS AFTER CLOSING

2.3.1. FINAL SETTLEMENT STATEMENT. Within 120 days after Closing, SELLER will prepare a final settlement statement for the Property containing a final reconciliation of the adjustments to the Purchase Price specified in Section 2.2 (the "FINAL SETTLEMENT STATEMENT"). However, failure of SELLER to complete the Final Settlement Statement within 120 days after Closing will not constitute a waiver of any right to an adjustment otherwise due. PURCHASER will have 30 days after receiving the Final Settlement Statement to provide SELLER with written exceptions to any items in the Final Settlement Statement that PURCHASER believes in good faith to be questionable. All items in the Final Settlement Statement to which PURCHASER does not take written exception within the 30-day review period will be deemed correct.

2.3.2. PAYMENT OF POST-CLOSING ADJUSTMENTS. Any additional adjustments to the Purchase Price (including disputed items) will be offset against each other so that only one payment is required. The party owing payment will pay the other party the net post-Closing adjustment to the Purchase Price within 10 days after the expiration of PURCHASER'S 30-day review period for the Final Settlement Statement. However, the payment of any disputed items will be subject to the further rights of the parties under Section 2.3.3.

2.3.3. RESOLUTION OF DISPUTED ITEMS. After the completion and delivery of the Final Settlement Statement, the parties agree to negotiate in good faith to attempt to reach agreement on the amount due with respect to any disputed items in the Final Settlement Statement. If the parties agree on the amount due with respect to any disputed items, and a payment adjustment is required, the party owing payment will pay the other party within 10 days after the parties reach agreement. If the parties are unable to agree on the amount due with respect to any disputed items within 60 days after SELLER receives PURCHASER'S written exceptions to the Final Settlement Statement, then the parties will attempt to resolve their disagreement with respect to the disputed items pursuant to the dispute resolution procedure set forth in Section 10.2.

2.3.4. FURTHER REVENUES AND EXPENSES. After the completion of the post-Closing adjustments under this Section 2.3, (i) if either party receives revenues that belong to the other party under this Agreement, the party receiving the revenues agrees to promptly remit those revenues to the other party, and (ii) if either party pays expenses that are the responsibility of the other party under this Agreement, the party on whose behalf the expenses were paid agrees to promptly reimburse the other party for the expenses paid on its behalf upon receiving satisfactory evidence of such payment. However, neither party will be obligated to reimburse the other party for any such expense in excess of $5,000 unless it has been consulted about that expense prior to payment, unless that payment was required by a government agency or other government entity.

2.4. PAYMENT METHOD. Unless the parties otherwise agree in writing, all payments under this Agreement will be by wire transfer in immediately available funds to an account designated by the party receiving payment.

2.5. PRINCIPLES OF ACCOUNTING. The Preliminary Settlement Statement and Final Settlement Statement will be prepared in accordance with generally accepted accounting principles in the petroleum industry and with reasonable supporting documentation for each item in those statements.

2.6. REPORTING VALUE OF THE PROPERTY. Neither party will take any position in preparing financial statements, tax returns, reports to shareholders or governmental authorities, or otherwise, that is inconsistent with allocation of value for the Property in Exhibit B, unless required by law or the parties otherwise agree in writing. The value assigned to each portion of the Property in Exhibit B is hereafter referred to as the "Allocated Value" of that portion of the Property.

2.7. SECTION 1031 EXCHANGE. SELLER and PURCHASER hereby agree that PURCHASER shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, ("Code"). Likewise, SELLER shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. In the event either party assigns its rights under this Agreement pursuant to this Section 2.7, such party agrees to notify the other party in writing of such assignment at or before Closing. If SELLER assigns its rights under this Agreement for this purpose, PURCHASER agrees to (i) consent to SELLER'S assignment of its rights in this Agreement, and (ii) pay the Purchase Price into a qualified escrow or qualified trust account at Closing as directed in writing. If PURCHASER assigns its rights under this Agreement for this purpose, SELLER agrees to (i) consent to PURCHASER'S assignment of its rights in this Agreement, (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to PURCHASER the Property upon satisfaction of the other conditions to Closing and other terms and conditions hereof. SELLER and PURCHASER acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary shall not release either party from any of their respective liabilities and obligations to each other under this Agreement, and that neither party represents to the other that any particular tax treatment will be given to either party as a result thereof. Notwithstanding the foregoing, the Closing Date shall be determined in accordance with Section 6.1.

                    ARTICLE 3 REPRESENTATIONS AND WARRANTIES
                              ------------------------------

     3.1. RECIPROCAL REPRESENTATIONS AND WARRANTIES. By their execution of this
Agreement, SELLER and PURCHASER each represent and warrant that the following statements are true and accurate as to itself, as of the execution date of this Agreement, the
Effective  Date  and  the  Closing  Date.

        3.1.1.     PURCHASER is a wholly owned subsidiary of Guarantor.

3.1.2. REQUISITE APPROVALS. Upon execution of this Agreement, it will have taken all necessary actions pursuant to its articles of incorporation, by-laws and other governing documents to fully authorize (i) the execution and delivery of this Agreement and any transaction documents related to this Agreement; and
(ii)  the  consummation  of  the  transaction  contemplated  by  this Agreement.

3.1.3. VALIDITY OF OBLIGATION. This Agreement and all other transaction documents it is to execute and deliver on or before the Closing Date (i) have been duly executed by its authorized representatives; (ii) constitute its valid and legally binding obligations; and (iii) are enforceable against it in accordance with their respective terms.

3.1.4. NO VIOLATION OF CONTRACTUAL RESTRICTIONS. Its execution, delivery and performance of this Agreement does not conflict with or violate any agreement or instrument to which it is a party or by which it is bound, except any provision contained in agreements customary in the oil and gas industry relating to (I) the preferential right to purchase all or any portion of the Property; (ii) required consents to transfer and related provisions; (iii) maintenance of uniform interest provisions; and (iv) any other third-party approvals or consents contemplated in this Agreement.

3.1.5. NO VIOLATION OF OTHER LEGAL RESTRICTIONS. Its execution, delivery and performance of this Agreement does not violate any law, rule, regulation, ordinance, judgment, decree or order to which it or the Property is subject.

3.1.6. BANKRUPTCY. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to its actual knowledge, threatened against it.

3.1.7. BROKERS FEES. It has not incurred any obligation for brokers, finders or similar fees for which the other party would be liable.

3.1.8. NO RESTRAINING LITIGATION. To its knowledge, there is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to its knowledge, threatened, against it before any court or governmental agency that seeks substantial damages in connection with, or seeks to restrain, enjoin, materially impair or prohibit the consummation of all or part of the transaction contemplated in this Agreement.

     3.2. SELLER'S REPRESENTATIONS AND WARRANTIES. By its execution of this Agreement, SELLER represents and warrants to PURCHASER that the following statements are true and accurate, as of the execution date of this Agreement, the Effective Date and the
Closing  Date.

     3.2.1. MORTGAGES AND OTHER INSTRUMENTS. The transfer of the Property to PURCHASER does not violate any covenants or restrictions imposed on SELLER by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien on any portion of the Property.

3.2.2.     LAWSUITS  AND CLAIMS. Except as disclosed in Exhibit C and limited by
Section 3.4, to SELLER'S knowledge, there is no demand or lawsuit, nor any compliance order, notice of probable violation or similar governmental action, pending or threatened before any court or governmental agency that (i) would result in a material impairment or loss of title to any part of the Property, or substantial impairment of the value thereof, or (ii) would materially hinder or impede the operation of the Property.

3.2.3 AUTHORITY OF SELLER. SELLER is a corporation duly organized and in good standing under the laws of its state of incorporation, is duly qualified to carry on its business in the states where the Property is located, and has all the requisite power and authority to enter into and perform this Agreement.


3.3. PURCHASER'S REPRESENTATIONS AND WARRANTIES. By its execution of this Agreement, PURCHASER represents and warrants to SELLER that the following statements are true and accurate, as of the execution date of this Agreement, the Effective Date and the Closing Date.

3.3.1. INDEPENDENT EVALUATION. PURCHASER is an experienced and knowledgeable investor in the oil and gas business. In making the decision to enter into this Agreement, PURCHASER has been advised by and has relied solely on its own expertise and legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Property and the value thereof.

3.3.2. QUALIFICATION. PURCHASER is now or at Closing will be, and thereafter will continue to be, qualified to own and, as applicable, operate any federal oil, gas and mineral leases, and any oil, gas and mineral leases for all states in which the Property is located, including meeting all bonding requirements. Consummating the transaction contemplated in this Agreement will not cause PURCHASER to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation.

3.3.3. SECURITIES LAWS AND PURCHASER'S OTHER DEALINGS. PURCHASER has complied with all federal and state securities laws applicable to the sale of the Property and will comply with such laws if it subsequently disposes of all or any part of the Property. PURCHASER is acquiring the Property for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. Sec. 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities. Except for traditional mortgage financing or structured financings from reputable financial institutions and equity providers (but, in any case, only in one or more transactions that is exempt from the application of any registration or qualification requirements of any applicable federal, state or other securities or "blue sky" laws, as confirmed in a written opinion from outside counsel to PURCHASER), PURCHASER has not sought or solicited, nor is PURCHASER participating with, investors, partners or other third parties in order to fund the Purchase Price or the Performance Deposit and to close this transaction, and ali funds used by PURCHASER in connection with this transaction are PURCHASER'S own funds.

3.3.4. GOVERNMENTAL BONDING. PURCHASER is unaware of any fact or circumstance which would preclude or inhibit unconditional approval of SELLER'S assignments) of that portion of the Property which constitutes state or federal oil, gas and mineral leases to PURCHASER, by any federal or state authority having jurisdiction, including meeting existing or increased state and federal bonding or supplemental security requirements of such authority.

3.3.5. BOND QUALIFICATIONS. PURCHASER is unaware of any fact or circumstance which would preclude or inhibit PURCHASER'S qualification to operate the Leases, Units, Wells and Water Management Facilities for which PURCHASER is seeking operatorship, including meeting the existing or increased state and federal bonding or supplemental security requirements of any state or federal authority having jurisdiction, including, without limitation, the Wyoming Oil and Gas Commission, the Wyoming Department of Environmental Quality, the Wyoming State Engineers Office, the Wyoming Office of State Lands, and the U. S. Bureau of Land Management.

3.3.6. NO HOLDING COMPANY. PURCHASER is not (i) a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (ii) subject in any respect to the provisions of that act.

3.3.7. NO INVESTMENT COMPANY. PURCHASER is not (i) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject in any respect to the provisions of that act.


3.3.8 AUTHORITY OF PURCHASER. PURCHASER is a limited liability company duly organized and in good standing under the laws of Delaware, is duly qualified to carry on its business in the states where the Property is located, and has all the requisite power and authority to enter into and perform this Agreement.

3.3.9 INTERSTATE PIPELINE CREDITWORTHINESS. PURCHASER has reviewed tariff and credit requirements for Trailblazer and WIC, and PURCHASER is not aware of any fact or circumstance which would preclude or inhibit PURCHASER'S qualification as a replacement shipper on Trailblazer and WIC.


3.4. LIMITATION AS TO ENVIRONMENTAL MATTERS. The warranties and representations of SELLER in this Article 3 do not extend to environmental matters, including without limitation, permits, compliance with environmental laws and regulations, and environmental Claims pertaining to the Property. All liabilities and obligations of SELLER and PURCHASER with respect to environmental matters, permits, compliance with environmental laws and regulations, and environmental Claims pertaining to the Property will be governed solely and exclusively by the provisions of Sections 5.3, 7.4, 7.5, 8.3 and 8.4, regardless of the warranties or representations in this Article 3.

     3.5 NOTICE OF CHANGES. Prior to Closing, SELLER and PURCHASER will each give the other prompt written notice of any matter materially affecting any of their representations or warranties under this Article 3 or rendering any such warranty or representation untrue or inaccurate.

3.6 REPRESENTATIONS AND WARRANTIES EXCLUSIVE. All representations and warranties contained in this Agreement (including without limitation those in this Article 3 are exclusive, and are given in lieu of all other representations and warranties, express or implied.


                      ARTICLE 4 WARRANTIES AND DISCLAIMERS
                                --------------------------

     4.1 TITLE; ENCUMBRANCES. SELLER CONVEYS THE PROPERTY TO PURCHASER SUBJECT TO THE PERMITTED ENCUMBRANCES (AS DEFINED IN SECTION 5.6.1(b)), ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS, ENCUMBRANCES, AND SURFACE RIGHTS, AND WARRANTS TITLE TO THE LEASES, BUT ONLY AS TO THE PRODUCING FORMATIONS IN THE INDIVIDUAL PROPERTIES, AGAINST ALL CLAIMS ARISING BY, THROUGH AND UNDER SELLER, BUT NOT OTHERWISE.

NOTWITHSTANDING THE FOREGOING, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT ANY OF THE LEASES IS VALID AND HAS NOT BEEN FORFEITED OR OTHERWISE LOST BY OPERATION OF THE TERMS OF THE LEASE. FURTHERMORE, WITH RESPECT TO THE EASEMENTS, RIGHTS-OF-WAY AND PERMITS FOR THE PIPELINES AND WATER MANAGEMENT FACILITIES COMPRISING A PART OF THE PROPERTY, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT SELLER OWNS THE EASEMENTS, RIGHTS-OF-WAY AND PERMITS; THAT THEY ARE IN FORCE AND EFFECT; THAT THEY MAY BE ASSIGNED; THAT THEY ARE
CONTIGUOUS; THAT SELLER IS IN COMPLIANCE WITH THE TERMS OF THE EASEMENTS, RIGHTS-OF-WAY AND PERMITS; THAT THE PIPELINES AND WATER MANAGEMENT FACILITIES LIE WITHIN THE EASEMENTS, RIGHTS-OF-WAY AND PERMITS; OR THAT THEY GRANT THE RIGHT TO LAY, MAINTAIN, REPAIR, REPLACE, OPERATE, CONSTRUCT, OR REMOVE THE PIPELINES AND WATER MANAGEMENT FACILITIES. SELLER EXPRESSLY DISCLAIMS, AND PURCHASER HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT THERE ARE ANY EASEMENTS, RIGHTS-OF-WAY, OR PERMITS IN FORCE AND EFFECT WITH RESPECT TO THE PIPELINES AND WATER MANAGEMENT FACILITIES. If necessary, PURCHASER shall secure its own rights to operate and maintain the pipelines and Water Management Facilities on the lands of others at its own expense.

4.2. CONDITION AND FITNESS OF THE PROPERTY. Except as expressly set forth in this Agreement, SELLER CONVEYS THE PROPERTY TO PURCHASER WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (i) THE CONDITION OR MERCHANTABILITY OF THE PROPERTY, OR
(ii)  THE  FITNESS  OF  THE  PROPERTY  FOR  A  PARTICULAR PURPOSE. PURCHASER HAS
INSPECTED, OR BEFORE CLOSING WILL INSPECT OR WILL HAVE BEEN GIVEN THE OPPORTUNITY TO INSPECT, THE PROPERTY AND IS SATISFIED AS TO THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY

AND ENVIRONMENTAL CONDITION (BOTH SURFACE AND SUBSURFACE) OF THE PROPERTY AND ACCEPTS THE PROPERTY "AS IS," "WHERE IS," AND "WITH ALL FAULTS" AND IN ITS PRESENT CONDITION AND STATE OF REPAIR. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO (I) THE VALUE, QUALITY, QUANTITY, VOLUME OR DELIVERABILITY OF ANY OIL, GAS OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER OR ATTRIBUTABLE TO THE PROPERTY (INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OR DRILLING OPPORTUNITIES), (ii) GAS BALANCING OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS, (iii) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY OR ENVIRONMENTAL CONDITION OF THE PROPERTY, (iv) PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, or (v) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE PROPERTY OR ANY VALUE THEREOF.

4.3. INFORMATION ABOUT THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES EACH DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENTS OR COMMUNICATIONS (ORALLY OR IN WRITING) TO THE OTHER PARTY (INCLUDING, BUT NOT LIMITED TO, ANY INFORMATION CONTAINED IN ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PARTY BY ANY EMPLOYEE, OFFICER, DIRECTOR, AGENT, CONSULTANT, ENGINEER OR ENGINEERING FIRM, TRUSTEE, REPRESENTATIVE, PARTNER, MEMBER, BENEFICIARY, STOCKHOLDER OR CONTRACTOR OF SUCH DISCLAIMING PARTY OR ITS AFFILIATES) WHEREVER AND HOWEVER MADE, INCLUDING THOSE MADE IN ANY DATA ROOM AND ANY SUPPLEMENTS OR AMENDMENTS THERETO OR DURING ANY NEGOTIATIONS WITH RESPECT TO THIS AGREEMENT OR ANY CONFIDENTIALITY AGREEMENT PREVIOUSLY EXECUTED BY THE PARTIES WITH RESPECT TO THE PROPERTY. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO PURCHASER IN CONNECTION WITH THE PROPERTY. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO PURCHASER AS A CONVENIENCE AND PURCHASER'S RELIANCE ON OR USE OF THE SAME IS AT PURCHASER'S SOLE RISK.

4.4. INFORMATION IN EXHIBITS. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE COMPLETENESS OR ACCURACY OF THE INFORMATION CONTAINED IN THE EXHIBITS.

4.5. APPOINTMENT AS OPERATOR. SELLER MAKES NO REPRESENTATION OR WARRANTY THAT PURCHASER WILL BECOME OPERATOR OF ANY PART OF THE PROPERTY FOLLOWING CLOSING, AS SUCH MATTERS WILL BE CONTROLLED BY THE APPLICABLE OPERATING AGREEMENTS AND APPLICABLE FEDERAL OR STATE REGULATORY REQUIREMENTS AND APPROVAL.

4.6. SUBROGATION OF WARRANTIES To the extent transferable, SELLER will give and grant to PURCHASER, its successors and assigns full power and right of substitution and subrogation in and to all covenants and warranties (including warranties of title) by preceding owners, vendors, or others, given or made with respect to the Property or any part thereof prior to the Effective Date of this Agreement.

     4.7 DISCLAIMERS DEEMED CONSPICUOUS To the extent required to be operative, PURCHASER hereby agrees that the disclaimers of warranties contained in this Agreement are conspicuous disclaimers for the purpose of any applicable law, rule or order.


                                   ARTICLE 5
             DUE DILIGENCE REVIEW AND OTHER PRE-CLOSING ACTIVITIES
             -----------------------------------------------------

5.1. RECORDS REVIEW To allow PURCHASER to confirm SELLER'S title and conduct other due diligence with respect to the Property, SELLER shall give PURCHASER, and PURCHASER'S authorized representatives, at mutually agreeable times before Closing, access during normal business hours to SELLER'S contract, land, lease and operational records, to the extent such records are in SELLER'S possession and relate to the Property. With SELLER'S permission, PURCHASER may photocopy such records at its sole expense. PURCHASER shall keep confidential all information made available to PURCHASER until the later of the Closing Date or the Effective Date. Any confidentiality agreement previously executed by SELLER and PURCHASER with respect to the Property will continue in force until the later of the Closing Date or the Effective Date. PURCHASER shall take all reasonable steps necessary to ensure that PURCHASER'S authorized representatives comply with the provisions of this Section 5.1 and any confidentiality agreement in effect.

5.2. PHYSICAL INSPECTION Before Closing, (a) with respect to that portion of the Property operated by SELLER, SELLER will permit PURCHASER and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Property at times approved by SELLER, and (b) with respect to that portion of the Property not operated by SELLER, SELLER will attempt to obtain access to the Property, in accordance with the applicable operating agreements, for PURCHASER and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Property at times approved by the operator of the Property. PURCHASER shall repair any damage to the Property resulting from its inspection and shall indemnify, defend and hold SELLER harmless from and against any and all Claims arising from PURCHASER inspecting and observing the Property, including, without limitation, (a) Claims for personal injuries to or death of employees of the PURCHASER, its contractors, agents, consultants and representatives, and damage to the property of PURCHASER or others acting on behalf of PURCHASER, REGARDLESS OF WHETHER SUCH CLAIMS ARISE OUT OF OR RESULT IN WHOLE OR IN PART, FROM THE CONDITION OF THE PROPERTY OR SELLER'S (OR ITS EMPLOYEES', AGENTS', CONTRACTORS', SUCCESSORS' OR ASSIGNS') SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR FAULT, and (b) Claims for persona! injuries to or death of employees of SELLER or third parties, and damage to the property of SELLER or third parties, to the extent caused by the negligence, gross negligence or willful misconduct of PURCHASER.

5.3 ENVIRONMENTAL ASSESSMENT. Prior to execution of this Agreement, PURCHASER has received and reviewed the Due Diligence Investigation for the North and South Fairway CBM Development prepared by ARCADIS U.S., Inc. and dated May 2010 (the "ARCADIS REPORT." Subject to the other terms of this Agreement, PURCHASER understands that it will be accepting transfer of the Property "AS IS, WHERE IS" with regard to environmental condition and without any Purchase Price adjustment due to alleged or actual environmental condition.

5.4.  BONDING

5.4.1. STATE BONDING REQUIREMENTS. PURCHASER agrees to promptly purchase and post any and all bonds, supplemental bonds or other securities which may be required of it pursuant to the laws, rules and regulations of the state In which the Property is located.

5.5     PREFERENTIAL RIGHTS AND CONSENTS TO ASSIGN

5.5.1.     NOTICES TO HOLDERS.


(a) If any of the Property is subject to third party preferential purchase rights, rights of first refusal, or similar rights (collectively, "PREFERENTIAL RIGHTS"), or third party consents to assign or similar rights (collectively, "CONSENTS"), SELLER shall use reasonable efforts to (i) notify the holders of the Preferential Rights and Consents that it intends to transfer the Property to PURCHASER, (ii) provide them with any information about the transfer of the Property to which they are entitled, and (iii) in the case of Consents, ask the holders of the Consents to consent to the assignment of the affected Property to PURCHASER. For purposes of this Section 5.5, the term "third party" excludes Seller's parent, Marathon Oil Company, and its affiliates.

(b) SELLER shall promptly notify PURCHASER whether (i) any Preferential Rights are exercised, waived or deemed waived, (ii) any Consents are denied, or
(iii) the requisite time periods have elapsed without any Preferential Rights being exercised or Consents being received. SELLER will not be liable to PURCHASER if any Preferential Rights are exercised, or any Consents are denied, except as expressly provided in this Section 5.5.

5.5.2. REMEDIES BEFORE CLOSING. If SELLER is unable before Closing to obtain the required Consents (other than Consents ordinarily obtained after closing and Consents on surface use, hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements) and waivers of all Preferential Rights, then as the sole pre-Closing remedy for same:


(a) SELLER and PURCHASER by agreement may proceed with Closing as to the Property affected by the unwaived Preferential Rights or unobtained Consents, subject to the further obligations of SELLER and PURCHASER set forth in Section
5.5.3 in the event that such Preferential Rights are validly exercised or such Consents are ultimately denied after Closing; or

(b) Either SELLER or PURCHASER will exclude the affected portion of the Property from the transaction under this Agreement, adjust the Purchase Price by the Allocated Value of the excluded Property, and proceed with Closing as to the rest of the Property.

If the unwaived Preferential Rights or unobtained Consents affect all or a portion of a unitized, communitized or pooled Property, for purposes of this clause, the affected portion of the Property shall be deemed to be the entire unitized, communitized or pooled Property.

5.5.3.     REMEDIES AFTER CLOSING.

     (a) PREFERENTIAL RIGHTS. After Closing, if (i) any holder of Preferential Rights alleges improper notice of sale, or (ii) SELLER or PURCHASER discover, or any third party alleges, the existence of additional Preferential Rights, SELLER and PURCHASER will attempt to obtain waivers of those Preferential Rights. If SELLER and PURCHASER are unable to obtain waivers of such Preferential Rights, and such Preferential Rights are not deemed waived, or the third party ultimately establishes and exercises its rights, and such exercise denies the Property to PURCHASER, then the Parties shall address unwaived Preferential Rights as follows:

(i) To the extent that the Preferential Rights are rights of first refusal on the same terms and conditions as required by this Agreement, PURCHASER shall satisfy the Preferential Rights obligations and shall indemnify, defend and hold SELLER harmless from and against any and all Claims arising from or related to PURCHASER'S satisfaction of any such Preferential Rights obligations. PURCHASER shall be entitled to receive (and SELLER hereby assigns to PURCHASER all of SELLER'S rights to) all proceeds received by SELLER, in connection with the sale, due to an exercise of Preferential Rights, of any portion of the Property PURCHASER was to receive under this Agreement. PURCHASER'S receipt of proceeds from the sale of the affected Property shall be PURCHASER'S sole remedy with respect to if undiscovered or alleged rights of first refusal are established and exercised after Closing.

(ii) To the extent the unwaived Preferential Right are not addressed in Section 5.5.3(a)(i) above, then SELLER and PURCHASER will rescind the assignment of the affected Property under this Agreement, after which SELLER shall pay PURCHASER the Allocated Value of the affected Property, and PURCHASER shall immediately reassign the affected Property to the SELLER free of all liens, burdens, and encumbrances arising by, through or under PURCHASER. Rescission of the assignment of the affected Property and receipt of the Allocated Value of the affected Property shall be PURCHASER'S sole remedy if undiscovered or alleged Preferential Rights (not covered in Section 5.5.3(a)(i))are established and exercised after Closing.


(b) CONSENTS. After Closing, if SELLER or PURCHASER discover, or any third party alleges, the existence of additional Consents, SELLER and PURCHASER will attempt to obtain waivers of those Consents. If SELLER and PURCHASER are unable to obtain waivers of such Consents (other than Consents on surface use, hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements), and such unwaived Consents deny the affected Property to PURCHASER, then SELLER and PURCHASER will rescind the assignment of the affected Property under this Agreement, after which SELLER shall pay PURCHASER the Allocated Value of the affected Property, and PURCHASER shall immediately reassign the affected Property to the SELLER free of all liens, burdens, and encumbrances arising by, through or under PURCHASER. Rescission of the assignment of the affected Property and receipt of the Allocated Value of the affected Property shall be PURCHASER'S sole remedy if undiscovered or alleged Consents are established and denied after Closing.

5.6.    TITLE DEFECTS

5.6.1. CERTAIN DEFINITIONS.

     (a) TITLE DEFECTS. For the purposes of this Agreement, a "Title Defect" means any impairment, encumbrance, encroachment, irregularity, defect in, or dispute concerning SELLER'S title to the Property, and that in the reasonable opinion of PURCHASER would materially:


(i) Reduce, impair or prevent PURCHASER from receiving payment from the purchasers of production from the Property;

(ii) Reduce PURCHASER'S net revenue interest in all or a portion of the Property below that attributable thereto and set forth in Exhibit A;

(iii) increase PURCHASER'S working interest in all or a portion of the Property above that attributable thereto and set forth in Exhibit A without a corresponding and proportionate increase in net revenue interest; or

(iv) Restrict or extinguish PURCHASER'S right to use the Property as owner, lessee, licensee or permittee, as applicable.

Notwithstanding the foregoing, no Imbalances, or Permitted Encumbrance, nor any Consents or Preferential Rights will be considered a Title Defect under this
Section  5.6.

(b)     PERMITTED  ENCUMBRANCES.  The  term  "PERMITTED  ENCUMBRANCE"  means:


(i) All Related Contracts, agreements, instruments, documents, liens, encumbrances, and other matters, and the terms and provisions thereof, described or referred to in any Exhibit or schedule attached hereto;

(ii) Any materialman's, mechanics', repairman's, employees', contractors', operators', or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Property, or the production or processing of Hydrocarbons therefrom, that are not delinquent or, if delinquent, are being contested in good faith by appropriate proceedings;

(iii) Production sales contracts; division orders; contracts for sale, purchase, exchange, refining, processing or fractionating of hydrocarbons; compression agreements; equipment leases; surface leases; unitization and pooling designations, declarations, orders and agreements; processing agreements; plant agreements; pipeline, gathering, and transportation agreements; injection, repressuring, and recycling agreements; produced water storage, transportation or disposal agreements; other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements which are ordinary and customary in the oil and gas (including coalbed methane) exploration, development, or extraction business;

(iv) Any liens for taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings;

(v) Any liens or security interests created by law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of

(i)
any Property;

(vi) Any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations, to the extent such matters do not interfere in any material respect with SELLER'S operation of the portion of the Property burdened thereby;

(vii) All royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens, to the extent that the net cumulative effect of such burdens, as to a particular Property, does not operate to reduce the Net Revenue Interest of SELLER in such Property below that specified in the applicable Schedule to Exhibit A;

(viii) Conventional rights of reassignment arising upon surrender or abandonment of any Property;

(ix) Rights reserved to or vested in any governmental authority to control or regulate any of the Wells, Units, or Water Management Facilities included in the Property and all applicable laws, rules, regulations and orders of such authorities so long as the same have not been applied to decrease SELLER'S Net Revenue Interest below the Net Revenue interest specified in Exhibit B;

(x) Any other defects and irregularities affecting the Property which individually or in the aggregate are not such as to interfere materially with the operation, value or use of the Property, taken as a whole; and



(xi) All matters visible and apparent on the ground or that would be revealed by a true and correct survey;

(xii) Lack of title to any individual horizons or intervals underlying any Lease, which were not producing hydrocarbons from that Lease on the Effective Date, unless otherwise provided herein; and

(xiii)     All matters listed on Schedule 5.6.1.


5.6.2. NOTICE OF TITLE DEFECTS. PURCHASER will review title to the Property prior to Closing and notify SELLER in writing of any Title Defect it discovers as soon as reasonably practicable after its discovery, but in no event less than ten (10) business days before the Closing Date. Such notice shall describe in reasonable detail the Title Defect, include PURCHASER'S reasonable estimate of the Title Defect Value, and include all data and information in PURCHASER'S possession or control bearing thereon. PURCHASER will be deemed to have conclusively waived any Title Defect about which it fails to notify SELLER in writing at least ten (10) business days before the Closing Date.

5.6.3. REQUEST TO CURE TITLE DEFECTS. If PURCHASER notifies SELLER of a Title Defect as provided in Section 5.6.2, PURCHASER may request SELLER to cure the Title Defect, but SELLER will have no obligation to cure any Title Defect. If SELLER agrees to attempt to cure a Title Defect, SELLER must cure the Title Defect before Closing, unless the parties otherwise agree in writing.

     5.6.4. REMEDIES FOR UNCURED TITLE DEFECTS. If PURCHASER notifies SELLER of any Title Defect as provided in Section 5.6.2, and SELLER refuses or is unable to cure the Title Defect before Closing, then PURCHASER and SELLER will have the following rights and remedies with respect to the uncured Title Defect(s) in the Property, unless the parties otherwise agree in writing.

(a) PURCHASER may waive the uncured Title Defect and proceed with Closing.

(b) If the aggregate value of all uncured, unwaived Title Defects reduces the value of the Property by an amount less than five percent (5%) of the Purchase Price, SELLER and PURCHASER will be obligated to proceed with Closing without adjustment to the Purchase Price.

(c) If the aggregate value of all uncured, unwaived Title Defects reduces the value of the Property by an amount equal to or more than five percent (5%) of the Purchase Price, either SELLER or PURCHASER may exclude the portion of the Property affected by the Title Defect from the transaction under this Agreement, in which case SELLER and PURCHASER will adjust the Purchase Price by the Allocated Value of the excluded portion of the Property, and proceed with Closing as to the rest of the Property.

(d)     In addition to the rights and remedies set forth in subparts (a) through
(c) of this Section 5.6.4, SELLER and PURCHASER will have the termination rights set forth in Section 5.8.



5.6.5. EXCLUSIVE REMEDY. The remedies set forth in this Section 5.6 are the exclusive remedies under this Agreement for all Title Defect matters, and SELLER shall have no other liability to PURCHASER with respect to Title Defects.

5.6.6. INTEREST ADDITIONS. If it is determined prior to Closing that SELLER owns a net revenue interest in any portion of the Property that is greater than the net revenue interest set forth in Exhibit A, the parties shall use their best efforts to reach mutual agreement regarding an upward adjustment to the Purchase Price on account of the greater interest. If the parties are unable to agree on the amount of the upward adjustment, Closing shall nevertheless occur and the dispute shall be resolved under the dispute resolution provisions of
Section  10.2.

5.7    CASUALTY LOSSES AND GOVERNMENT TAKINGS

5.7.1. DEFINITION OF CASUALTY LOSS. The term "Casualty Loss" shall mean ail or any part of the Property is damaged or destroyed by fire, blowout, flood, storm, tornado or other windstorm event, other casualty, other event beyond the reasonable control of SELLER, or is taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened.

5.7.2. NOTICE OF CASUALTY LOSSES. If, prior to the Closing Date, a Casualty Loss occurs, SELLER shall promptly notify PURCHASER in writing of the nature and extent of the Casualty Loss.

     5.7.3. ASSUMPTION OF RISK AND LOSS. PURCHASER will assume all risk and loss between the Effective Date and the Closing Date due to Casualty Loss and with respect to any change in the condition of the Property resulting from production of Hydrocarbons through normal depletion (including without limitation, the watering-out, casing collapse or sand infiltration of any well) and the depreciation of personal property through ordinary wear and tear. Neither Casualty Loss nor any of the other events or conditions described in this
Section 5.7.3 will be cause for any reduction in the Purchase Price, or give rise to any right to terminate this Agreement, except as otherwise provided herein.

5.8.     TERMINATION DUE TO IMPAIRMENTS TO THE PROPERTY

5.8.1.     RIGHT TO TERMINATE.


(a) If, on the Closing Date, the Allocated Value of all Property to be excluded from the transaction contemplated by this Agreement due to unwaived, uncured Title Defects exceeds ten percent (10%) of the total Allocated Value of all of the Property, either SELLER or PURCHASER may terminate this Agreement, and neither party will have any further obligation to conclude the transfer of the Property under this Agreement.

(b) If, on or before the Closing Date, a Casualty Loss has occurred with respect to the Property, and the agreed cost to repair or replace the portion of the Property affected by the Casualty Loss equals or exceeds twenty-five percent (25%) of the Purchase Price, then SELLER may terminate this Agreement, and neither party will have any further obligation to conclude the transfer of the Property under this Agreement. PURCHASER shall have the same right to terminate this Agreement in the event of such Casualty Loss, with neither party having any further obligation to conclude the transfer of the Property under this Agreement, unless SELLER agrees within ten (10) business days of the Casualty Loss that, following Closing, SELLER will restore the Property to its condition prior to the Casualty Loss, at SELLER'S sole expense. If SELLER does so agree, SELLER shall transfer to PURCHASER the Property notwithstanding such Casualty Loss, without adjustment to the Purchase Price, and SELLER shall retain all sums paid to SELLER as insurance proceeds, awards or other payments arising out of such Casualty Loss.

5.8.2. NOTICE OF TERMINATION. Any party exercising a right of termination under this Section 5.8 must notify the other party in writing no later than five
(5) business days before the Closing Date of its election to terminate this Agreement.

     5.9. HART-SCOTT-RODINO. This Agreement is subject in all respects to and conditioned upon compliance by the parties with Title II of the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 (the "Hart-Scott-Rodino Act"), and rules and regulations promulgated pursuant thereto, to the extent that said act, rules and regulations are applicable to the transaction contemplated by this Agreement. PURCHASER and SELLER agree to make such filings with and provide such information to the Federal Trade Commission and the
Department of Justice with respect to the transaction contemplated by this Agreement as are required in connection with the Hart-Scott-Rodino Act sufficiently in advance of the Closing
Date to permit the lapse of the initial waiting periods prescribed in connection with the Hart-
Scott-Rodino  Act  before  the  Closing  Date.

  5.10   TRAILBLAZER CAPACITY. Trailblazer Pipeline Company, LLC ("TRAILBLAZER")
                                                                             may
be required to obtain FERC approval in order to release the capacity associated with the Property to Purchaser. Seller and Purchaser agree to support Trailblazer's application to obtain FERC approval of an appropriate capacity release on the Trailblazer pipeline, and Purchaser further agrees to be a replacement shipper for Trailblazer in support of its application. In the event Trailblazer is unable to secure an appropriate release of SELLER'S capacity on the Trailblazer pipeline on or before the Closing Date, Seller will not be obligated to close.

5.11 WIC CAPACITY. PURCHASER agrees to be the prearrange shipper for a permanent capacity release for SELLER'S capacity on Wyoming Interstate Company ("WIC"). In the event PURCHASER is unable to secure an appropriate capacity release of SELLER'S capacity on WIC on or before the Closing Date, Seller will not be obligated to close.







                                   ARTICLE 6
                     CLOSING AND POST- CLOSING OBLIGATIONS
                     -------------------------------------

6.1 CLOSING DATE The actions and events described in Section 6.3 are the "Closing" of this transaction, which shall be held beginning at 9:00 a.m. local time at SELLER'S offices located at 5555 San Felipe Road, Houston, Texas 77056 on September 15, 2010, or on such earlier or later date or at such other place as the parties agree in writing ("Closing Date"). Time is of the essence in the performance of this Agreement. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other. If the Closing occurs, all conditions of Closing shall be deemed to nave been satisfied or waived (but SELLER'S and PURCHASER'S warranties and representations shall not be waived and shall survive the Closing, to the extent provided in Section 10.4).

6.2. CONDITIONS TO CLOSING Neither SELLER nor PURCHASER will be obligated to close the transaction described in this Agreement, and will have the right to terminate this Agreement, unless each of the conditions to its performance set forth in this Section 6.2 is satisfied as of the Closing Date, or it waives in whole or part any such condition to its performance that is unsatisfied as of the Closing Date. If a party elects to terminate this Agreement because a condition to its performance is not satisfied, the terminating party must give the other party written notice of termination on or before the Closing Date, after which neither party will have any further obligation to conclude the transfer of the Property under this Agreement. The inclusion in this Agreement of conditions to SELLER'S and PURCHASER'S obligations at Closing shall not, in and of itself, constitute a covenant of either SELLER or PURCHASER to satisfy the conditions to the other party's obligations at Closing.

6.2.1. REPRESENTATIONS AND WARRANTIES.

(a) SELLER will not be obligated to close if, as of the Closing Date, any matter represented or warranted in this Agreement by the PURCHASER is untrue, inaccurate or is misleading in any material respect.

     (b) PURCHASER will not be obligated to close if, as of the Closing Date, any matter represented or warranted in this Agreement by the SELLER is untrue, inaccurate or is misleading in any material respect.

6.2.2   PERFORMANCE OF OBLIGATIONS.

(a) SELLER will not be obligated to close if, as of the Closing Date, PURCHASER has not performed all obligations under this Agreement that PURCHASER is required to perform on or before Closing.

(b) PURCHASER will not be obligated to close if, as of the Closing Date, SELLER has not performed all obligations under this Agreement that SELLER is required to perform on or before Closing.

6.2.3. LEGAL PROCEEDINGS. Neither party will be obligated to close if, as of the Closing Date, any suit or other proceeding is pending or threatened before any court or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transaction that is the subject of this Agreement, or there is reasonable basis for any such suit or other proceeding,

6.2.4 FTC CONSENT. Neither party will be obligated to close if, as of the Closing Date, any necessary consent of the Federal Trade Commission or any other state or federal governmental authority relating to the consummation of the transaction contemplated by this Agreement has not been obtained or waived (except for approvals covered by Section 6.4.3), or applicable waiting periods prescribed by the Hart-Scott-Rodino Act have not elapsed or terminated.

6.2.5 ONE CLOSING. SELLER will not be obligated to close if PURCHASER has made an election under this Agreement or some other event has occurred that will prevent SELLER from Closing on, or will cause SELLER to be unable to close and convey, all of the Property at one Closing and to receive at such Closing the entire Purchase Price, adjusted as provided in Section 2.2, and to be paid pursuant to Section 6.3.

6.3. CLOSING. At Closing, the following events shall occur and SELLER and PURCHASER shall execute, acknowledge (if necessary), and exchange, as applicable, the following items:

(a) Both parties at Closing shall execute a Preliminary Settlement Statement evidencing the amounts to be wire transferred into the accounts of each receiving party at Closing;

(b) PURCHASER shall deliver to SELLER the Purchase Price, as adjusted by the amount shown on the Preliminary Settlement Statement, by wire transfer in immediately available funds to the account of SELLER designated in writing by SELLER prior to Closing;

(c) If SELLER elects to return the Performance Deposit, SELLER shall deliver to PURCHASER the Performance Deposit without interest, by wire transfer in immediately available funds to the account of PURCHASER designated in writing by

PURCHASER prior to Closing;

(d) The parties shall execute, SELLER shall deliver and PURCHASER shall accept the assignment documents (in sufficient counterparts for recording) for the assignment and conveyance of the Property to be transferred under this Agreement substantially in the form set forth in Exhibit D (the "ASSIGNMENT DOCUMENTS");

(e) SELLER shall execute and deliver a Non-Foreign Affidavit in the Form of Exhibit E;

(f) SELLER shall deliver to PURCHASER a photocopy of the letters from SELLER to its co-owners in the portions of the Property it operates, resigning as operator for those portions of the Property;

(g) if PURCHASER is attempting to succeed SELLER as operator of any of the Property, PURCHASER shall prepare and the parties shall execute (i) appropriate change of operator notices and any third party ballots required under applicable operating agreements, and (ii) all applicable forms and declarations required by federal and state agencies (including, without limitation, U.S. Bureau of Land Management, Wyoming Oil and Gas Commission, Wyoming Office of State Lands, Wyoming State Engineers Office, and Wyoming Department of Environmental Quality) relative to PURCHASER'S assumption of operations;

(h) PURCHASER shall deliver to SELLER any ratification and joinder instruments required to transfer the rights, obligations and interests in applicable Related Contracts;

     (i) SELLER and PURCHASER shall execute, acknowledge (if necessary) and exchange, as applicable, any applications necessary to transfer to
PURCHASER all transferable regulatory or governmental permits to which the Property is subject, and which SELLER has agreed to transfer under this Agreement;

(j) PURCHASER shall furnish SELLER with evidence acceptable to SELLER that PURCHASER is qualified to hold title to the Leases and other Property with any federal or state agencies, as applicable, and to operate (should PURCHASER become the operator of the Property or a portion thereof) the Wells, pipelines and facilities associated therewith (including, without limitation, pipelines and Water Management Facilities), including copies of all PURCHASER'S ownership, operational, and plugging bonds for the Property, as provided in Section 5.4;

(k) PURCHASER shall furnish SELLER with a certified resolution or secretary's certificate of PURCHASER evidencing the authority of PURCHASER to enter into this Agreement and close the transaction contemplated hereby in a form and having content satisfactory to SELLER;

(l) SELLER shall furnish PURCHASER with letters in lieu of transfer orders directing all purchasers of production from the Property to pay PURCHASER the proceeds of Hydrocarbons produced from the Property from and after the Effective Date;

     (m) The parties shall execute and deliver any other appropriate assignments, bills of sale, deeds or instruments necessary to transfer the Property to PURCHASER or to effect and support the transaction contemplated in this Agreement, including, without limitation, any conveyances on official forms and related documentation necessary to transfer the Property to PURCHASER in accordance with requirements of governmental regulations; and

(n) Current Energy Partners Corporation shall provide a parent guaranty with respect to the obligations of PURCHASER assumed under this Agreement substantially in the form set forth in Exhibit J; and

(o) PURCHASER shall furnish SELLER with a written opinion from outside counsel to PURCHASER as required by Section 3.3.3.

6.4. POST-CLOSING OBLIGATIONS. SELLER and PURCHASER have the following post-Closing obligations:

6.4.1. RECORDS. Within ninety (90) days after Closing, SELLER shall deliver to PURCHASER copies of the Records, at a location designated by PURCHASER.
Copies shall be in paper or electronic form. Any third-party copying costs incurred by SELLER, and any transportation, postage or delivery costs from SELLER'S offices shall be at PURCHASER'S sole cost, risk and expense. PURCHASER shall have the right to access and review the original Records during normal business hours. SELLER agrees to maintain the original Records for seven (7) years after Closing. SELLER shall provide PURCHASER and its representatives reasonable access to and the right to copy such Records for the purposes of (a) preparing and delivering any accounting provided under this Agreement and adjusting, prorating and settling the charges and credits provided in this Agreement; (b) complying with any law, rule or regulation affecting PURCHASER'S interest in the Property after the Closing Date; (c) preparing any audit of the books and records of any third party relating to PURCHASER'S interest in the Property after the Closing Date, or responding to any audit prepared by such third parties; (d) preparing tax returns; (e) responding to or disputing any tax audit; or (f) asserting, defending or otherwise dealing with any claim or dispute under this Agreement. SELLER agrees to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, to cooperate with PURCHASER'S efforts to obtain access to files, records and data relating to the Property not provided by SELLER which are in the possession of any third party operator of any of the Property.

6.4.2. RECORDING. PURCHASER, within thirty (30) days after Closing, shall record all Assignment Documents and all other instruments that must be recorded to effectuate the transfer of the Property and shall provide SELLER a recorded copy of each Assignment Document and other recorded instruments, as soon as they are available.

6.4.3.     GOVERNMENTAL APPROVALS.

(a) FEDERAL AND STATE APPROVALS. PURCHASER, within thirty (30) days after Closing, shall file for approval with the applicable government agencies all Assignment Documents and other state and federal transfer documents required to effectuate the transfer of the Property. PURCHASER further agrees promptly after Closing to take all other actions required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use its best efforts to obtain the unconditional approval by such federal or state agencies, as applicable, of (i) the Assignment Documents requiring federal or state approval in order for PURCHASER to be recognized by the federal or state agencies as the owner of the Property, and
(ii) in the event PURCHASER is elected successor operator under the operating agreements applicable to any of the Property, its qualification as the operator of record with respect to that portion of the Property for which it is seeking operatorship, together with any necessary rights of use and easements as to the pipeline(s) and Water Management Facilities included in the Property. PURCHASER shall provide SELLER approved copies of the Assignment Documents and other state and federal transfer documents as soon as they are available.

(b) TITLE PENDING GOVERNMENTAL APPROVALS. Until all of the governmental approvals provided for in this Section 6.4.3 have been obtained by PURCHASER, the following shall occur with respect to the affected Property:


(i) SELLER shall continue to hold record title to the affected Leases and other affected Property as nominee for PURCHASER;

(ii) PURCHASER shall assume responsibility for all of PURCHASER'S Assumed Obligations with respect to the affected Leases and other affected Property as if PURCHASER were the record owner of such Leases and other Property as of the Effective Date, and shall indemnify SELLER with respect to all Claims arising in connection with the ownership or operation of such Leases and other Property, as provided in Section 8.3;

(iii) SELLER shall act as PURCHASER'S nominee but shall be authorized to act only upon and in accordance with PURCHASER'S specific written instructions, and SELLER shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected Property other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by PURCHASER in writing; and

(iv) If SELLER continues to operate the affected Leases and other affected Property pending such approval, SELLER and PURCHASER will have the rights and obligations with respect to the operation of such Leases and other Property set forth in Article 10.

(c) DENIAL OF REQUIRED GOVERNMENTAL APPROVALS. If the federal or state agency refuses to approve the Assignment Documents as contemplated by this
Section 6.4.3, or fails to do so within twenty-four (24) months after the Closing Date, SELLER may continue to hold record title to the affected Leases and other affected Property as PURCHASER'S nominee or at SELLER'S option it may cancel and terminate this Agreement and all its obligations hereunder as to the affected Leases and other affected Property by giving thirty (30) days written notice to PURCHASER. Upon such termination: (i) this Agreement shall be null and void and terminated as to the affected Leases and other affected Property, (ii) PURCHASER shall immediately reassign and return to SELLER the Assignment
Documents and any and all other documents, materials and data previously delivered to PURCHASER with respect to the affected Leases and other affected Property, and (iii) SELLER shall return to PURCHASER the Allocated Value of the affected Leases and other affected Property previously paid to SELLER at Closing, without interest, less the proceeds of production net of all expenses, overhead, royalties, and costs of operations (including plugging, abandonment, reclamation and remediation expenses, but excluding mortgage interest and any burdens, liens, or encumbrances created by PURCHASER which must be released prior to this payment) attributable to the affected Leases or other affected Property from the Effective Date forward. In no event, however, shall SELLER ever be required to reimburse PURCHASER for any expenditures associated with workovers, recompletions, the drilling, completion or plugging and abandonment of wells drilled, or the remediation or reclamation of surface, or other work performed by PURCHASER. SELLER will not be liable to PURCHASER if such federal or state approvals are not obtained, except as expressly provided in this Section 6.4.3.

6.4.4. CHANGE OF OPERATOR REQUIREMENTS. If PURCHASER is attempting to succeed SELLER as operator of any portion of the Property, PURCHASER shall promptly file all appropriate forms, declarations and bonds (or other authorized forms of security) with all applicable federal and state agencies (including, without limitation, U.S. Bureau of Land Management, Wyoming Oil and Gas Commission, Wyoming Office of State Lands, Wyoming State Engineers Office, and Wyoming Department of Environmental Quality) relative to its assumption of operations. PURCHASER shall furnish to SELLER copies of all approvals, in the form granted by such federal and state agencies, relative to PURCHASER'S assumption of operations, as soon as such approvals become available. Where a vote is required under a joint operating or other agreement to determine what party will succeed SELLER as operator of a Property, SELLER shall comply with all balloting procedures under such operating agreements for the election of the successor operator to SELLER. SELLER shall recommend to all working interest owners in the Property involved that PURCHASER be elected operator and SELLER shall vote for PURCHASER as operator if SELLER retains in interest in the Property after Closing.

6.4.5. FURTHER ASSURANCES. PURCHASER and SELLER agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably requested and necessary to effectuate the purposes of this Agreement.





                                   ARTICLE 7

                  ASSUMED AND RETAINED RIGHTS AND OBLIGATIONS

7.1 PURCHASER'S RIGHTS AFTER CLOSING. Upon and after Closing, PURCHASER will receive and assume all of SELLER'S right, title and interest in the Property, with effect as of the Effective Date.

7.2     PURCHASER'S OBLIGATIONS AFTER CLOSING.

7.2.1. DESCRIPTION OF OBLIGATIONS. Upon and after Closing, PURCHASER will assume, pay and perform the Plugging and Abandonment Obligations, the Environmental Obligations and all the obligations, liabilities and duties with respect to the ownership and (if applicable) operation of the Property that are attributable to periods on and after the Effective Date (the "PURCHASER'S Assumed Obligations"), including, without limitation, the following;

(a) Responsibility for payment of all operating expenses and capital expenditures related to the Property and attributable to the period on and after the Effective Date;

(b) Responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, other instruments in the chain of title, the Related Contracts, and all other orders and contracts to which the Property or the operation thereof is subject, to the extent those obligations and covenants are required to be performed on or after the Effective Date;

(c) Responsibility for payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other burdens or encumbrances to which the Property is subject that are attributable to periods on and after the Effective Date;
(d) Responsibility for compliance with the terms of the class action settlement in Barlow et al v. Pennaco Energy, Inc., et al., Sixth Judicial District, Civil Action No. 25244, Campbell County Wyoming (the "BARTOW SETTLEMENT") and any settlement agreements with opt-out claimants, to the extent such settlements are applicable to the Leases on and after the Effective Date;

(e) Responsibility for proper accounting for and disbursement of production proceeds from the Property attributable to periods on and after the Effective Date, including funds in any suspense accounts received from SELLER;

(f) Responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Property, and the procurement and maintenance of all permits required by public authorities in connection with the Property on and after the Effective Date;

(g) The Plugging and Abandonment Obligations, the Environmental Obligations, and all other obligations assumed by PURCHASER under this Agreement;

(h) Responsibility for all obligations with respect to gas production or processing imbalances with third parties attributable to the property for production from and after the Effective Date;

     (i) Liabilities arising out of the matters listed in Exhibit C, Section I, where related to production of Hydrocarbons after the Effective Date;

(j) Liability and responsibility for all obligations with respect claims asserting impairment of water wells on the Property ("WATER WELL CLAIMS"), including claims raised before the Effective date and listed in Exhibit H; and
                                                                  ---------

(k) Responsibility for payment of all applicable taxes on and after the Effective Date.


7.2.2. NON-OPERATOR'S OBLIGATIONS. With respect to (a) any part of the Property for which PURCHASER is not duly elected operator, or (b) any non-operating interests in the Property, PURCHASER shall assume full responsibility and liability for PURCHASER'S Assumed Obligations with respect to the non-operating interests being conveyed and assigned under this Agreement.

7.2.3 MAINTENANCE OF DEEP RIGHTS. Purchaser agrees to endeavor in good faith to notify Seller sixty (60) days prior to surrendering, releasing or allowing to terminate any Lease in which Seller retains Deep Rights. Purchaser further agrees to make good faith efforts to notify Seller of any Lease release demands or termination notices that it may receive affecting Seller's retained Deep Rights, as soon as practical after receipt by Purchaser. Seller understands and agrees that Purchaser shall not be liable to Seller for any failure of title in retained Deep Rights due to Purchaser's act or omission under this Section 7.2.3.


7.3     SELLER'S OBLIGATIONS AFTER CLOSING.

7.3.1 DESCRIPTION OF OBLIGATIONS. After Closing, SELLER will retain responsibility for all liabilities, obligations and duties with respect to the ownership and (if applicable) operation of the Property that are attributable to periods before the Effective Date, except as otherwise specifically provided in this Agreement (the "SELLER'S Retained Obligations"). The SELLER'S Retained Obligations include without limitation, the following:

(a) Responsibility for the payment of all operating expenses and capital expenditures related to the Property and attributable to the period prior to the Effective Date;

(b) Responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, other instruments in the chain of title, the Related Contracts, and all other orders and contracts to which the Property or operation thereof is subject, to the extent those obligations and covenants are required to be performed before the Effective Date;

(c) Responsibility for payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other burdens or encumbrances to which the Property is subject that are attributable to production occurring during periods before the Effective Date;

(d) Responsibility for proper accounting for and disbursement of production proceeds from or attributable to the Property attributable to periods before the Effective Date;

(e) Responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Property, and the procurement and maintenance of all permits required by public authorities in connection with the Property to the extent attributable to the period before the Effective Date;

(f) Responsibility for the exclusions from the Plugging and Abandonment Obligations described in Section 7.4.2, and the exclusions from the Environmental Obligations described in Section 7.5.2;

               (g) Liabilities arising out of the matters listed in Exhibit C, Section I, where related to production of Hydrocarbons before the Effective Date.

7.3.2. NON-OPERATOR'S OBLIGATIONS. With respect to (a) any periods of time before the Effective Date during which SELLER was not operator of the Property, or (b) any non-operating interests in the Property, SELLER retains full responsibility and liability for SELLER'S Retained Obligations with respect to the non-operating interests being conveyed and assigned under this Agreement.

7.4.    PLUGGING AND ABANDONMENT OBLIGATIONS.

7.4.1. PURCHASER'S OBLIGATIONS. Upon and after Closing, PURCHASER assumes full responsibility and liability for the following plugging and abandonment obligations related to the Property (the "Plugging and Abandonment Obligations"), regardless of whether they are attributable to the ownership or operation of the Property before or after the Effective Date:


(a) The necessary and proper plugging, re-plugging and abandonment of all wells on the Property, whether plugged and abandoned before or after the Effective Date;

(b) The necessary and proper removal, abandonment, and disposal of all, structures, pipelines, facilities, equipment, abandoned property and junk located on or comprising part of the Property;

(c) The necessary and proper capping and burying of all flow lines associated with the Wells and located on or comprising part of the Property;

(d) The necessary and proper restoration, reclamation or remediation of the Property, both surface and subsurface, as may be required by applicable laws, regulation or contract, including without limitation, the restoration, reclamation or remediation of any Water Management Facilities;

(e) Any necessary clean-up or disposal of Property contaminated by naturally occurring radioactive material ("NORM"), as may be required by applicable laws, regulations or contract;

(f) All obligations arising from contractual requirements and demands made by courts, authorized regulatory bodies or parties claiming a vested interest in the Property; and

(g) Obtaining and maintaining all bonds, or supplemental or additional bonds, that may be required contractually or by governmental authorities.

7.4.2. EXCLUSIONS FROM PURCHASER'S OBLIGATIONS. PURCHASER'S obligations under this Section 7.4 do not include:

(a) any civil or criminal fines or penalties that may be levied against SELLER or PURCHASER by any court or regulatory authority for non-compliance with applicable laws, regulations or orders in connection with the ownership or operation of the Property before the Effective Date; or

            (b) The plugging and abandonment of the Pennaco P&A Wells listed on Exhibit G.

7.4.3. STANDARD OF OPERATIONS. PURCHASER shall conduct all plugging, re-plugging, abandonment, removal, disposal and restoration operations in a good and workmanlike manner and in compliance with all applicable laws and regulations.

7.4.4. NON-OPERATOR'S OBLIGATIONS. With respect to any non-operating interests in the Property, PURCHASER shall assume full responsibility and liability, from and after the Effective Date, for the Plugging and Abandonment Obligations with respect to the non-operating interests being conveyed and assigned under this Agreement.

7.4.5.     SELLER'S REMEDIES. PURCHASER'S liabilities and obligations under this
Section 7.4 are included in the liabilities and obligations to be secured by the bonds, supplemental or additional bonds and/or pledge of securities, as may be established pursuant to Section 5.4. If PURCHASER defaults in the performance of its obligations pursuant to this Section 7.4, SELLER, at its option, and after reasonable notice, may complete, or have completed, the plugging, re-plugging, abandonment, removal, disposal, capping, burying, and restoration operations at PURCHASER'S expense. Exercise of SELLER'S rights hereunder shall in no way limit SELLER'S rights to seek recovery for any uncompensated damages resulting from such default or to exercise any other legal rights and remedies under this Agreement.

7.5.    ENVIRONMENTAL OBLIGATIONS.

7.5.1. PURCHASER'S OBLIGATIONS. Upon and after Closing, PURCHASER assumes full responsibility and liability for the following occurrences, events, conditions, and activities on or related to the Property ("ENVIRONMENTAL OBLIGATIONS"), regardless of whether arising from the ownership or operation of the Property before or after the Effective Date, and regardless of whether resulting from any acts or omissions of SELLER or the condition of the Property when acquired:

(a) Environmental pollution or contamination, including pollution or contamination of the soil, groundwater or air by Hydrocarbons, brine, NORM or otherwise;

(b) Underground injection activities and waste disposal on the Property; clean-up responses, and the cost of reclamation, remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, outfalls, reservoirs, pits, ponds, lagoons or subsurface storage tanks;

(c) Failure to comply with applicable land use, surface disturbance, licensing or notification requirements;

(d) Disposal on the Property of any produced water, hazardous substances, wastes, materials and products generated by or used in connection with the ownership or operation of the Property before or after the Effective Date; and

(e) Non-compliance with environmental or land use rules, regulations, demands or orders of appropriate state or federal regulatory agencies.

     7.5.2. EXCLUSIONS FROM PURCHASER'S OBLIGATIONS. PURCHASER'S Environmental Obligations do not include:

(a) Any civil or criminal fines or penalties that may be levied against SELLER by any court or regulatory authority for any such violation of any laws, rules or regulations in connection with the ownership or operation of the Property before the Effective Date, all of which shall remain the responsibility of SELLER; and

(b) Disposal offsite from the Property before the Effective Date of any hazardous substances, wastes, NORM, materials and products generated by or used in connection with the ownership or operation of the Property before the Effective Date.

7.5.3. NON-OPERATOR'S OBLIGATIONS. With respect to any non-operating interests in the Property being transferred to PURCHASER under this Agreement, PURCHASER agrees to assume full responsibility and liability for the Environmental Obligations with respect to the non-operating interests being conveyed and assigned under this Agreement.
                             ARTICLE 8 INDEMNITIES
     8.1. DEFINITION OF CLAIMS. As used in this Agreement, the term "Claims" means any and all losses, liabilities, damages, punitive damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments for:
(a) breaches of contract; (b) loss or damage to property, injury to or death of persons (including illness and disease), and other tortious injury; and (c) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity. The term "Claims" also includes reasonable attorneys fees, court costs, and other reasonable costs resulting from the investigation or defense of any Claim.

8.2.     APPLICATION OF INDEMNITIES.


8.2.1.     COVERED  CLAIMS  AND  PARTIES.  All  indemnities  set  forth  in this
Agreement extend to the officers, directors, employees and affiliates of the party indemnified. The indemnities set forth in this Agreement do not extend to any part of an indemnified Claim that (a) is the result of the imposition of punitive damages on the indemnified party arising from the acts or omissions of the indemnified party, or (b) is the result of the imposition of civil or criminal fines or penalties by any court or regulatory authority on the indemnified party due the indemnified party's failure to comply with applicable laws, regulations or orders.

8.2.2. EXPRESS NEGLIGENCE DISCLOSURE. UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY, RELEASE, WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ITS EMPLOYEES, AGENTS, CONTRACTORS, SUCCESSORS OR ASSIGNS) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING WITHOUT LIMITATION AN INDEMNIFIED CLAIM ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF OR IN CONNECTION WITH THE CONDITION OF THE PROPERTY OR THE INDEMNIFIED PARTY'S (OR ITS EMPLOYEES',

AGENTS',  REPRESENTATIVES',  CONTRACTORS',  SUCCESSORS'  OR  ASSIGNS')  SOLE  OR
CONCURRENT NEGLIGENCE, STRICT LIABILITY OR FAULT. PURCHASER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

8.2.3. OTHER LIMITATIONS. The indemnities of the indemnifying party in this Agreement do not cover or include any amounts that the indemnified party may legally recoup from other third party owners under applicable joint operating agreements or other agreements, or for which the indemnified party is reimbursed by any third party. The indemnities in this Agreement do not relieve the parties to this Agreement from any obligations to third parties. The indemnities of the parties in this Agreement do not relieve the indemnified party from any obligations of the indemnified party under the terms of any operating agreement or other cost-sharing arrangement which is applicable to any Claim. There will be no upward or downward adjustment in the Purchase Price as a result of any matter for which PURCHASER or SELLER is indemnified under this Agreement.

8.3. PURCHASER'S INDEMNITY. PURCHASER SHALL INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS from and against any and all Claims caused by, resulting from or incidental to:

8.3.1. PURCHASER'S Assumed Obligations, including without limitation, the Plugging and Abandonment Obligations and the Environmental Obligations;
8.3.2. Any obligations for brokerage or finder's fee or commission incurred by PURCHASER in connection with its purchase of the Property;

8.3.3. Any violation by PURCHASER of state or federal securities laws, or PURCHASER'S dealings (including any dealings in breach of PURCHASER'S warranties and representations in Section 3.3.3) with its partners, investors, financial institutions, Purchasers and other third parties in connection with the transaction under this Agreement, or any subsequent sale or other disposition of the Property (or portion thereof) by PURCHASER, its affiliates or Purchasers;

8.3.4. Any Imbalances associated with the Property that PURCHASER assumes under Section 10.1;

8.3.5. PURCHASER'S ownership or operation of any portion of the Property that is reconveyed or reassigned to SELLER pursuant to the terms of this Agreement; and

8.3.6.     PURCHASER'S inspection of the Property pursuant to Sections 5.2 and
5.3

8.4 SELLER'S INDEMNITY. Subject to Section 8.6, SELLER shall INDEMNIFY, DEFEND AND HOLD PURCHASER HARMLESS from and against any and all Claims caused by, resulting from or incidental to:

8.4.1. SELLER'S Retained Obligations, including the exclusions from the Plugging and Abandonment Obligations, and the exclusions from the Environmental Obligations;

     8.4.2. SELLER'S access to the Property after Closing for the purposes described in this Agreement, except to the extent caused by PURCHASER'S gross negligence or willful misconduct.

8.5. NOTICES AND DEFENSE OF INDEMNIFIED CLAIMS. Each party shall immediately notify the other party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other party under this Agreement. The indemnifying party shall be obligated to defend at the indemnifying party's sole expense any litigation or other administrative or adversaria! proceeding against the indemnified party relating to any Claim for which the indemnifying party has agreed to indemnify and hold the indemnified party harmless under this Agreement. However, the indemnified party shall have the right to participate with the indemnifying party in the defense of any such Claim at its own expense.

8.7. NORM. PURCHASER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL. SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT, MATERIALS AND OTHER PROPERTY. SOME OR ALL OF THE EQUIPMENT, MATERIALS AND OTHER PROPERTY SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THIS EQUIPMENT, MATERIALS AND OTHER PROPERTY BY REASON THEREOF. THEREFORE, PURCHASER MAY NEED TO FOLLOW SAFETY PROCEDURES WHEN HANDLING THIS EQUIPMENT, MATERIALS AND OTHER PROPERTY.

8.8. PENDING LITIGATION AND CLAIMS. Notwithstanding anything in this Agreement to the contrary, PURCHASER shall INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS from and against any Claims resulting from the litigation and claims listed on Exhibit C, to the extent PURCHASER, by this Agreement, has accepted liability related to such claims and litigation. SELLER shall INDEMNIFY, DEFEND AND HOLD PURCHASER HARMLESS from and against any Claims resulting from the litigation and claims listed on Exhibit C, to the extent SELLER, by this Agreement, has accepted liability related to such claims and litigation.

8.9. WAIVER OF CONSEQUENTIAL AND PUNITIVE DAMAGES. NEITHER PURCHASER NOR SELLER SHALL BE ENTITLED TO RECOVER FROM THE OTHER, AND EACH PARTY RELEASES THE OTHER PARTY FROM, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT IN ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES, COURT COSTS AND REASONABLE ATTORNEYS FEES, SUFFERED BY SUCH PARTY. PURCHASER AND SELLER BOTH WAIVE, AND RELEASE THE OTHER FROM ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, AFFILIATES OR PARENTS OF A PARTY) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY UNDER THIS ARTICLE 8 SHALL NOT BE WAIVED. PURCHASER hereby fully and unconditionally releases SELLER and their affiliates and subsidiaries and their officer, directors and employees, from any and all Claims, causes of action or damages, if any, arising in favor of PURCHASER from SELLER'S data room process and proposal procedures in connection with its saie of the Property.

                                   ARTICLE 9
                               TAXES AND EXPENSES

     9.1 RECORDING EXPENSES. PURCHASER shall pay ail costs of recording and filing the Assignment Documents for the Property, all other state and federal transfer documents, and all other instruments that must be filed to effectuate the transfer of the Property.

9.2. AD VALOREM, REAL PROPERTY AND PERSONAL PROPERTY TAXES. All ad valorem taxes, real property taxes, personal property taxes, and similar obligations ("Property Taxes") on the Property are SELLER'S obligation for periods before the Effective Date and PURCHASER'S obligation for periods beginning on and after the Effective Date. If Property Taxes for the current tax year have not been assessed and paid as of the Closing Date, the PURCHASER shall file all required reports and returns incident to the Property Taxes and pay the Property Taxes for the current tax year and subsequent periods. The SELLER will reimburse the PURCHASER promptly for the SELLER'S proportionate share of these taxes, prorated as of the Effective Date, upon receipt of evidence of the PURCHASER'S payment of the taxes. If Property Taxes for the current tax year have been assessed and paid as of the Closing Date, the PURCHASER will reimburse the SELLER for its proportionate share of these taxes, prorated as of the Effective Date, as a closing adjustment to the Purchase Price, as provided in Section 2.2.

9.3. SEVERANCE TAXES. SELLER shall bear and pay all severance or other taxes measured by Hydrocarbon production from the Property, or the receipt of proceeds therefrom, to the extent attributable to production from the Property before the Effective Date. PURCHASER shall bear and pay all such taxes on production from the Property on and after the Effective Date. SELLER shall withhold and pay on behalf of PURCHASER all such taxes on production from the Property between the Effective Date and the Closing Date, if the Closing Date follows the Effective Date, and the amount of any such payment shall be reimbursed to SELLER as a closing adjustment to the Purchase Price pursuant to Section 2.2. IF either party pays taxes owed by the other, upon receipt of evidence of payment the nonpaying party will reimburse the paying party promptly for its proportionate share of such taxes.

9.4.     TAX AND FINANCIAL REPORTING.


9.4.1. IRS FORM 8594. If the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation of the value of the Property.

9.4.2. FINANCIAL REPORTING. SELLER and PURCHASER agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with tax and financial reporting requirements and audits.

     9.5. SALES AND USE TAXES. PURCHASER shall be responsible for and pay all federal, state, or local sales, transfer, gross proceeds, use and similar taxes incident to or applicable to the Property it receives under this Agreement, or caused by the transfer of the Property to PURCHASER under this Agreement. If SELLER is required to pay such sales, use or similar taxes on behalf of PURCHASER, PURCHASER will reimburse SELLER at Closing for all sales and use taxes due and payable on the transfer of the Property to PURCHASER.

9.6. INCOME TAXES. Each party shall be responsible for its own income taxes imposed by any local, state, federal or governmental authority and any other taxes not specifically addressed in this Article 9, if any, as may result from this transaction.

9.7. INCIDENTAL EXPENSES. Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.



                            ARTICLE 10 MISCELLANEOUS

     10.1. PRODUCTION IMBALANCES. The Purchase Price paid by PURCHASER is based on the assumed oil or gas production imbalances with respect to the Property ("Imbalances") set forth in Exhibit F. If SELLER and PURCHASER determine no later than 120 days after Closing that the Imbalances stated in Exhibit F are inaccurate, the parties agree to exchange additional compensation, as provided in Exhibit F, for the difference between the Imbalances and the revised Imbalances determined by the parties. Such settlement shall be final and neither party thereafter shall make claim upon the other concerning production imbalances with respect to the Property. Except with respect to its right to receive the post-Closing Purchase Price adjustment set forth above, PURCHASER will be solely responsible for, shall assume, and releases and will indemnify, defend and hold SELLER harmless from all rights against (including rights to receive make-up gas or to receive cash balancing payments) and obligations to (including obligations to make-up gas or to make cash balancing payments) third parties with respect to any Imbalances, all of which shall constitute Assumed Obligations.

10.2. ALTERNATIVE DISPUTE RESOLUTION. Compliance with this Section 10.2 shall constitute a condition precedent to either Party seeking judicial enforcement of any provisions of this Agreement. Any dispute concerning this Agreement shall be resolved under the mediation and binding arbitration procedures of this Section
10.2. Upon the occurrence of any dispute between PURCHASER and SELLER in connection with their rights and obligations under this Agreement, PURCHASER and SELLER will first attempt in good faith to resolve all disputes by negotiations between management level persons who have authority to settle the controversy. If either party believes further negotiations are futile, such party may initiate the mediation process by so notifying the other party in writing. Both parties shall then attempt in good faith to resolve the dispute by mediation in Houston, Texas, employing management level persons with authority to settle the dispute, in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes, as such procedure may be modified by agreement of the parties. The parties shall share the cost of the mediator equally. If the dispute has not been resolved pursuant to mediation within sixty (60) days after initiating the mediation process, the dispute shall be finally resolved through binding arbitration, as follows:

     (a) If any dispute or controversy shall arise between the parties out of this Agreement, the alleged breach thereof or any tort in connection therewith, or out of the refusal to perform the whole or any part thereof, and the parties shall be unable to agree with respect to the matter or matters in dispute or controversy, the same shall be submitted to arbitration before a panel of arbitrators in accordance with the Texas General Arbitration Act, V.A.C.S. art. 224, et seq and the provisions of this Section 10.2. The panel of arbitrators shall be chosen as follows: Upon the written demand of either party and within ten (10) working days from the date of such demand, each party shall name an arbitrator and these two so named shall promptly thereafter choose a third. If either party shall fail to name an arbitrator within ten (10) working days from such demand, the other party shall name the second arbitrator as well as the first, or if the two arbitrators shall fail within ten (10) working days from their appointment to agree upon and appoint the third arbitrator, then upon written application by either party such third arbitrator may be appointed by the senior Judge in active service of the United States District Court for the Southern District of Texas; and if said Judge shall fail to act, then such third arbitrator shall be appointed by the President of the Center for Public Resources, Inc. The arbitrators selected to act hereunder shall be qualified by education, experience, and training to pass upon the particular matter or matters in dispute.

     (b) The panel of arbitrators so chosen shall proceed promptly to hear and determine the matter or matters in dispute, after giving the parties due notice of hearing and a reasonable opportunity to be heard. The procedure of the arbitration proceedings shall be in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, as may be modified by the panel of arbitrators. Unless otherwise determined by the arbitrators, the hearing and presentations of the parties shall not exceed two days cumulative. The location of all arbitration proceedings hereunder shall be Houston, Harris County, Texas, unless the panel of arbitrators determines that another venue is more appropriate. The award of the panel of arbitrators or a majority thereof shall be made within forty-five (45) days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances. In the event of the panel or a majority thereof failing to make an award within sixty (60) days after the appointment of the third arbitrator, new arbitrators may at the election of either party be chosen in like manner as if none had been previously selected.

(c) The award of the arbitrators, or a majority thereof, shall be in writing, determined in accordance with the substantive law of the State of Wyoming, and shall be final and binding on the parties as to the question or questions submitted, and the parties shall abide by such award and perform the conditions thereof. The award of the arbitrators shall be based on the applicable law and facts, the merits of the parties' positions in the controversy or dispute, and the arbitrators' assessment of the fairness and reasonableness of any settlement proposal of any party. The award shall not provide or create any rights or benefits in any person or entity which is not a party to this Agreement, as this Agreement and any arbitration thereunder shall not be construed as a third party beneficiary contract. Unless otherwise determined by the arbitrators, all expenses in connection with such arbitration shall be divided equally between the parties thereto, except that the expenses of counsel, witnesses, and employees of each party shall be borne solely by the party incurring them, and the compensation of any arbitrator named by a party shall be borne solely by such party; provided that if court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses and attorney's fees of such court proceedings.

(d) The arbitrators shall not be required to explain reasons for the award. No transcript or other recording shall be made of the arbitration proceedings-Except (i) in connection with a suit for enforcement of the award, (ii) as required by law, court order or regulation, (c) when reasonably necessary to explain the terms and conditions of the award to outside attorneys, auditors, and insurers, or (iii) as part of good faith compliance with disclosure obligations under applicable law. The arbitration proceedings, the award, and the parties' actions in connection with the arbitration are confidential and shall not be disclosed to third parties, and no disclosure of or reference to the arbitration, the award, or of the parties' statements or actions in connection with the arbitration shall be made to any third party. All offers, promises, conduct, statements, and evidence, whether oral or written, made in the course of the arbitration by any of the parties, their agents, employees, experts, or attorneys are confidential. Such offers, promises, conduct, statements, and evidence shall be considered inadmissible under Rule 408 of the Federal Rules of Evidence and any similar state provisions, and shall be inadmissible for any purpose, including impeachment. However, evidence that is otherwise admissible shall not be rendered inadmissible as a result of its use in the arbitration.

               (e) The award of the panel of arbitrators and the obligation to abide by same and perform the conditions thereof shall not be appealable and shall be enforceable in the Texas state district courts in Houston, Harris County, Texas, or in any federal court having jurisdiction. Each party shall bear its own attorneys' fees in connection with any enforcement of an arbitration award, or in any other court litigation arising out of this Agreement.

(f) The provisions of this Section 10.2 shall not limit the obligation of a party to defend, indemnify or hold harmless the other party against Claims as provided in Article 8.

10.3. SURVIVAL OF REPRESENTATIONS, WARRANTIES. All of the representations and warranties made by the parties in this Agreement will survive the Closing, the execution and delivery of the Assignment Documents and other instruments under this Agreement, and the transfer of the Property between the parties and they shall not be merged into or superseded by the Assignment Documents or other documents delivered at Closing. However, neither party to this Agreement will be entitled to make a Claim against the other party in connection with the inaccuracy of the representations and warranties of the other party in this Agreement, unless the other party is notified of that Claim in writing within six (6) months after the Closing Date.

10.4. CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS. This Agreement and the terms and provisions hereof, including the Purchase Price, shall be maintained confidential by PURCHASER until Closing; provided however that this Agreement and the terms and provisions thereof may be disclosed to PURCHASER'S lenders, if any, and their consultants, who shall be required to keep such information confidential. If this Agreement is terminated prior to Closing, following such termination, the parties agree to keep all terms of this transaction confidential. Neither party may make a press release or other public announcement concerning this transaction, without the other party's prior written approval and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange. Notwithstanding the foregoing, SELLER shall have the right to also disclose the transaction to customary recipients of SELLER'S investor relations communications in the normal course of SELLER'S business.

10.5 SUSPENSE ACCOUNTS. As soon as practical after the Closing, SELLER may transfer to PURCHASER any or all funds held in suspense by SELLER related to proceeds of production and attributable to third parties' interests in the Leases or lands pooled or unitized therewith or Hydrocarbon production from the Leases or lands pooled or unitized therewith (but not including any suspended funds relating to any Excluded Assets described in Section 1.3), including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders and funds suspended for title and other defects. If such funds are transferred to PURCHASER, PURCHASER agrees to administer all such accounts and assume all payment obligations relating thereto in accordance with all applicable laws, rules and regulations, and shall be liable for the payment thereof to the proper parties. PURCHASER shall defend and hold SELLER harmless from any and all Claims arising from PURCHASER'S failure to properly administer the funds and accounts so transferred.

     10.6. SELLER'S MARKS AND LOGOS; POST-CLOSING INSPECTIONS. With respect to any portion of the Property that SELLER operates, PURCHASER agrees that within sixty (60) days after Closing or within thirty (30) days after operations are actually transferred, whichever is later, it will remove or cause to be removed the names and marks used by SELLER and all variations and derivatives thereof and logos relating thereto from the Property and will not thereafter make any use whatsoever of such names, marks and logos. If PURCHASER fails to comply with this Section 10.6, SELLER shall have access to the Property in order to remove such names, marks, and logos, all at PURCHASER'S expense. SELLER shall have the right at any time after Closing to reasonable access to the Property for the purpose of inspecting PURCHASER'S compliance with the terms of this Agreement.

10.7. NOTICES. All notices under this Agreement must be in writing. Any notice under this Agreement may be given by personal delivery, facsimile transmission, U.S. mail (postage prepaid), or commercial delivery service, and will be deemed duly given when received by the party charged with such notice and addressed as follows:

If to SELLER:     Pennaco Energy, Inc.
5555 San Felipe
Houston, Texas 77056
Attention: Business Development Manager
Fax No.: 713-499-8470
Telephone: 713-629-6600

If to PURCHASER:   CEP - M Purchase, LLC
C/O Current Energy Partners Corporation
Attention: Brent M. Cook
Fax No.: (801-492-0716)
11038 North Highland Blvd. Suite 400
Highland, Utah 84003
Telephone: (801-492-0713)
Cell: (801-361-6490)

With a Copy to :
Current Energy Partners Corporation Attn: General Counsel 11038 North Highland Blvd, Suite 400 Highland, Utah 84003

With a Copy to :
Miller Guymon, P.C.
Attn: Blake Miller
165 Regent Street
Salt Lake City, Utah 84111
Fax No.: (801)363-5601
Telephone: (801) 363-5600



Any party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

     10.8.     EFFECTIVE  DATE.  The  Effective  Date  of this Agreement will be
12.01  a.m.,  Mountain  time,  where  the  Property is located, on July 1, 2010.

10.9. ASSIGNMENT. Except as expressly provided in Section 2.7, prior to the later of the Closing Date or the Effective Date, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other, which may be withheld for any reason, including convenience. If PURCHASER sells, transfers or assigns all or a portion of the Property, (a) this Agreement shall remain in effect between PURCHASER and SELLER as to the Property, regardless of such sale or assignment (and PURCHASER will remain obligated hereunder) and (b) PURCHASER shall require its successors and assigns expressly to assume its obligations under this Agreement, to the extent related or applicable to the Property or portion thereof acquired by them.

10.10. ENTIRE AGREEMENT AND AMENDMENT. This Agreement, together with any relevant confidentiality agreement referred to in Section 5.1, constitutes the entire understanding between the parties, replacing and superseding all prior negotiations, discussions, arrangements, agreements and understandings between the parties regarding the subject transaction and subject matter hereof (whether written or oral), excepting any written agreements that may be executed by the parties concurrently or after the execution of this Agreement. No other agreement, statement, or promise made by any party, or to any employee, officer or agent of any party, which is not contained in this Agreement, shall be binding or valid. This Agreement may be amended, modified, altered, supplemented, or revoked only by written agreement signed by duly authorized representatives of the parties hereto.

10.11. SUCCESSORS AND ASSIGNS. This Agreement binds and inures to the benefit of the parties hereto their respective permitted successors and assigns, and all the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the parties hereto and their respective permitted successors and assigns.

10.12. THIRD PARTY BENEFICIARIES. It is understood and agreed that there shall be no third party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable benefits, rights, or remedies in anyone who is not a party or a successor or Purchaser of a party hereto.

10.13. SEVERABILITY. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

10.14. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

10.15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WYOMING, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION. THE ASSIGNMENT DOCUMENTS, AND ANY OTHER

INSTRUMENTS OF CONVEYANCE EXECUTED UNDER THIS AGREEMENT, WILL BE GOVERNED BY AND MUST BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE WHERE THE PROPERTY TO WHICH THEY PERTAIN IS LOCATED, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION, EXCEPT AS OTHERWISE PROVIDED IN THE ASSIGNMENT DOCUMENTS OR INSTRUMENTS.

10.16. EXHIBITS. The Exhibits and Schedules attached to this Agreement are incorporated into and made a part of this Agreement for all purposes. In the event of a conflict or inconsistency between the provisions of the Exhibits, Schedules or the executed Assignment Documents and the foregoing provisions of this Agreement, the provisions of this Agreement shall take precedence. In the event of a conflict or inconsistency between the provisions of the pro forma Assignment Documents and other transaction documents attached to this Agreement as Exhibits or Schedules and the Assignment Documents and other transaction documents actually executed by the parties, the provisions of the executed Assignment Documents and other executed transaction documents shall take precedence.

10.17. WAIVER. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

10.18. INTERPRETATION. The parties stipulate and agree that this Agreement shall be deemed and considered for all purposes to have been jointly prepared by the parties, and shall not be construed against any one party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply.


(a) The omission of certain provisions of this Agreement from the Assignment Documents does not constitute a conflict or inconsistency between this Agreement and the Assignment Documents, and will not effect a merger of the omitted provisions. To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignment Documents by reference.

(b) The Article, Section, Exhibit and Schedules references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

(c) The term "knowledge," as applied to either party, shall mean the actual knowledge of such party's officers and directors, and its employees, agents, representatives at a supervisory level and above. 10.19.

DEFAULT AND REMEDIES.

     10.19.1. SELLER'S REMEDIES. Upon failure of PURCHASER to perform any of the obligations under this Agreement to be performed by PURCHASER prior to and on the Closing Date, SELLER, at SELLER'S sole option, may (i) enforce specific performance, or (ii) terminate this Agreement and retain the Performance Deposit as agreed liquidated damages and not as a penalty. The remedies set forth in this Section 10.19.1 shall be SELLER'S sole and exclusive remedies for any such default, and SELLER hereby expressly waives and releases all other remedies (except as provided in Section 10.19.4).

10.19.2. PURCHASER'S REMEDIES. Upon failure of SELLER to perform any of the obligations to be performed by SELLER prior to and on the Closing Date, PURCHASER, at PURCHASER'S sole option, may (i) enforce specific performance, or
(ii) terminate this Agreement and receive back the Performance Deposit (without interest) from SELLER. The remedies set forth in this Section 10.19.2 shall be PURCHASER'S sole and exclusive remedies for such default, and PURCHASER hereby expressly waives and releases all other remedies (except as provided in Section 10.19.4).

10.19.3. EFFECT OF TERMINATION. Notwithstanding anything to the contrary in this Agreement (except Section 10.19.4), in the event of termination of this Agreement, the transaction shall not close and this Agreement shall become void and have no further effect whatsoever, and neither PURCHASER nor SELLER shall have any further liability, obligations, right or duty to the other under this Agreement, except as provided in Sections 10.19.1, 10.19.2, and 10.19.4, as applicable.

10.19.4. OTHER REMEDIES. Notwithstanding the provisions of Sections 10.19, 1, 10.19.2 and 10.19.3, termination of this Agreement shall not prejudice or impair SELLER'S or PURCHASER'S rights and obligations under Sections 5.1 (and the confidentiality agreements referenced therein), 5.2 (PURCHASER'S inspections), and 10.2 (dispute resolution), and such other portions of this Agreement as are necessary to the enforcement and construction of Sections 5.1, 5.2, 5.3.2, and 10.

10.20  U.S. PROHIBITED PARTIES LIST. Notwithstanding anything to the contrary in
       -----------------------------
this Agreement, should any party to this Agreement ("Prohibited Party"), its principals, including but not limited to its shareholders, members and owners ("Principals"), or its directors be placed on any prohibited parties list established under U.S. laws or regulations, including but not limited to those referred to in Executive Order 13224 ("Prohibited Parties List"), or should a party to this Agreement other than Prohibited Party ("Other Party") determine that Prohibited Party, its Principals or directors, contrary to U.S. laws or regulations, employ or do business, directly or indirectly, with a party appearing on any Prohibited Parties List, Other Party shall have the right hereunder to terminate this Agreement immediately upon written notice without any further obligation to Prohibited Party. With respect to rights which may have been earned under this Agreement as of the time of such termination, Other Party shall have the right to take any and all steps necessary to comply with any applicable laws or regulations, including, but not limited to, turning over any property to which Prohibited Party is entitled, including payments due and assignments of real property, to the applicable agency or court with jurisdiction if required by such laws or regulations. No party to this Agreement shall transfer any of its rights under this Agreement to a person who is, or any of whose Principals or directors are, on the Prohibited Parties List. Should such a transfer occur, the non-transferring party or parties shall have the same right to terminate this Agreement as is set out above in this paragraph.

ARTICLE 11 EMPLOYEE MATTERS
---------------------------

11.1 EMPLOYEES. Employees of SELLER, including employees who are receiving disability benefits or are on family, medical, administrative, military, or any other type of leave that entitles the employee to reinstatement upon completion of the leave under the applicable leave policies of SELLER (collectively, "Leave"), are hereinafter referred to collectively as the "Employees" and individually as an "Employee". All Employees who accept employment with PURCHASER pursuant to the offers described in this Article 12 are referred to herein as "Former Employees of SELLER."

11.2 EMPLOYMENT OFFERS. If PURCHASER makes an offer of employment to an Employee, prior to Closing, PURCHASER will recognize the Employee's service with SELLER for benefits eligibility and vesting in PURCHASER'S benefit programs as follows:

(a) vacation - recognition of service with SELLER for purposes of vacation under PURCHASER'S vacation plan; vacation benefit eligibility for the remainder of the year in which Closing occurs shall be reduced by any vacation days taken under SELLER'S vacation plan or for any unused vacation days for which eligible Employees were compensated, provided that PURCHASER will not recognize any vacation carried over from previous years;

(b)     medical plans - immediate eligibility with no waiting period;
(c) short term disability - recognition of service with SELLER, for eligibility for sick benefits under the PURCHASER'S sick benefit plan;
(d) 401 (k) - recognition of up to three (3) years vesting service with SELLER, for vesting and eligibility purposes under PURCHASER'S 401K plan;
(e) pension plan - recognition of up to five (5) years vesting service with SELLER, for vesting and eligibility purposes only, but not for participation or
                                                        ------------------------
benefit  accrual,  under  the  PURCHASER'S  retirement  plan;
----------------

(f) variable pay - immediate eligibility to participate in PURCHASER'S bonus or gainsharing programs in the same manner as PURCHASER'S employees in similar positions; and

(g) severance - in the event that any Former Employee of SELLER is terminated (other than for cause) following the Closing Date, PURCHASER will provide such terminated Former Employee of SELLER with severance payments and benefits consistent with PURCHASER'S severance programs and will recognize up to five (5) years of such Former Employee of SELLER'S service with SELLER.

11.3 TRANSFER TIME. Each Former Employee of SELLER, who receives an offer of employment from PURCHASER prior to Closing, shall become an employee of PURCHASER as of the later of 12:01 a.m., Central Time, on the Closing Date, or the date on which PURCHASER or another party succeeds SELLER as operator of the portion of the Property on which the Employee will work, and except as otherwise provided herein, at such time, PURCHASER shall commence and be responsible for payment of all salaries and benefits and all other costs and liabilities relating to the Former Employees of SELLER, except that with regard to an Employee on Leave, such obligations shall not attach until such Employee on Leave commences active employment with PURCHASER. Not later than two business days before Closing PURCHASER shall provide SELLER with a list of all Former Employees of SELLER to whom offers of employment were made by PURCHASER which shall include the name, the base salary offered and the date the offer was made to the Former Employee of the Seller. Purchaser shall update the list 30 days after Closing to reflect any subsequent employee offers to Former Employees of Seller.

     11.4 WARN ACT. After the Effective Date, PURCHASER shall be responsible for all requirements under the United States Federal Worker Adjustment, Retraining and Notification Act of 1988, as amended, as such requirements apply to the Former Employees of SELLER.


IN WITNESS WHEREOF, the authorized representatives of SELLER and PURCHASER execute this Agreement on the dates stated below.

SELLER                   PURCHASER
PENNACO ENERGY, INC.     CEP - M PURCHASE, LLC
By: /s/ James L. Bowzer  By: /s/ Brandon W. Hargett
Name: James L. Bowzer    Name: Brandon W. Hargett
Title: President         Title: Director
Date: July 21, 2010      Date: July 21, 2010


                         GUARANTOR
                         CURRENT ENERGY PARTNERS
                         CORPORATION
                         By: /s/ Brandon W. Hargett
                         Name: Brandon W. Hargett
                         Title: Director
                         Date: July 21, 2010